Exhibit 10.1
EXECUTION COPY
STOCK
PURCHASE
AGREEMENT
by
and
among
VCA ANTECH, INC.,
SNOW MERGER ACQUISITION, INC.,
PET DRX CORPORATION,
and
each of the
PERSONS
LISTED AS SELLERS ON THE SIGNATURE PAGES HERETO
Dated as of June 2, 2010

 i

Exhibits

Exhibit A	Sample Computation of Adjusted Net Working Capital

Exhibit B	Form of Closing Statement

Exhibit C	Form of Seller’s Certificate

Exhibit D	Form of Company’s Officers’ Certificate

Exhibit E	Form of Company’s Secretary’s Certificate

Exhibit F	Form of Non-USRPI Certificate

Exhibit G	Form of Resignation Letter

Exhibit H	Form of Limited Release

Exhibit I	Form of Proxy

Exhibit J	Form of Parent’s Secretary’s Certificate

Exhibit K	Form of Press Release

Exhibit L	Form of Redemption Notice
Schedules

Schedule A	List of Sellers and Share Ownership

Schedule B	Permitted Encumbrances

Schedule C	List of Persons Executing Proxies

Schedule D	Management Bonuses

Schedule E	Director Nominees

Schedule F	Escrowed Shares

Schedule G	Exercised Company Options

Schedule H	Pre-Closing Actions

Sellers Disclosure Schedules

Section 4.5	Capitalization

Company Disclosure Schedules

Section 5.3	Required Consents

Section 5.4	Brokers’ Fees

Section 5.5	Capitalization

Section 5.6(a)	Company Subsidiaries

Section 5.6(b)	Veterinary Practices Managed by Acquired Entities

Section 5.8(a)	SEC Documents

Section 5.11	Subsequent Events

Section 5.13(b)	Permits

Section 5.14	No Change of Control Provisions

Section 5.15	Tax Matters

Section 5.16(a)	Owned Real Estate/Leased Real Estate/Facility Leases

Section 5.17(a)	Intellectual Property

Section 5.18(a)	Contracts

Section 5.19	Litigation

Section 5.20(b)	Employment Contracts

Section 5.21	Company Plans

Section 5.23	Insurance Policies

Section 5.24	Affiliate Transactions

 v

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 2, 2010, is by and among (i) VCA Antech, Inc., a Delaware corporation (“Parent”), (ii) Snow Merger Acquisition, Inc., a Delaware corporation (“Buyer”), (iii) Pet DRx Corporation, a Delaware corporation (the “Company”), (iv) Harry L. Zimmerman, an individual, in his capacity as the Sellers’ Representative (defined below), and (v) each Person listed as a seller on the signature pages hereto (individually, “Seller” and collectively, the “Sellers”).
BACKGROUND:
     A. The Sellers collectively own (or have the right to acquire upon the exercise of Seller Options owned by each Seller) more than 51% of the shares of Company Common Stock calculated on a fully-diluted basis.
     B. Subject to the terms and conditions set forth herein, Buyer desires to acquire from the Sellers, and the Sellers desire to sell to Buyer, all of the Seller Shares (as defined herein) and the Seller Options (as defined herein).
     C. Concurrently with entering into this Agreement, the Company, Parent and Buyer are executing and delivering a Merger Agreement (the “Merger Agreement”) pursuant to which the Buyer will merge with and into the Company (the “Merger”), all in accordance with the terms and conditions of the Merger Agreement. Immediately following the Merger, the Company will be the surviving corporation in the Merger, wholly owned by Parent.
     D. The board of directors of the Company has (i) determined that the transactions contemplated by this Agreement and the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, (ii) has approved and adopted this Agreement and the Merger Agreement and the Transactions (as defined herein) contemplated hereby and thereby and (iii) has recommended the approval and adoption of the Merger Agreement and the Merger by the stockholders of the Company.
     E. Concurrently with the execution of this Agreement, each of the Sellers has executed a written consent approving the adoption of the Merger Agreement and the consummation of the Merger and the other Transactions contemplated therein (the “Stockholder Consent”).
AGREEMENT:
     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and of the representations, warranties, and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I.
DEFINITIONS
     “2009 Financial Statements” means the audited consolidated balance sheets of the Acquired Entities as of December 31, 2009, audited consolidated statements of income, changes in stockholders’ equity and cash flows for the Acquired Entities for the fiscal year ended December 31, 2009, including the notes thereto, with the report thereon of Singerlewak LLP independent certified public accountants, all as filed with the SEC as part of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
     “Acquired Entities” means the Company and each of the Company Subsidiaries.
     “Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.
     “Adjusted Current Assets” means the net book value of all of the assets of the Acquired Entities as of 12:01 a.m. (PST) on the Equity Closing Date that would be classified as “current assets” under GAAP, the net book value of which shall be determined using the same accounting methods, policies, practices, principles and procedures with consistent classifications that were used in the preparation of the 2009 Financial Statements which assets shall include, but not be limited to, the following: (i) cash (including certificates of deposit) and cash equivalents (net of any restricted cash), (ii) trade accounts receivable (net of doubtful accounts); (iii) prepaids, (iv) inventory and (v) other current assets.
     “Adjusted Current Liabilities” means all of the liabilities of the Acquired Entities as of 12:01 a.m. (PST) on the Equity Closing Date that would be classified as “current liabilities” under GAAP, the net book value of which shall be determined using the same accounting methods, policies, practices, principles and procedures with consistent classifications that were used in the preparation of the 2009 Financial Statements, which liabilities shall include, but not be limited to, the following: (i) accounts payable and other accrued liabilities; (ii) accrued payroll, accrued vacation and other compensation expenses (including flexible time off (FTO), bonuses (other than those set forth on Schedule D, flexible spending accounts (FSA/DECAP), 401(k) withholding, health insurance reserve, and current payroll tax obligations), (iii) accrued taxes (including, but not limited to, income, sales and property taxes), (iv) all Severance Obligations in excess of $2,800,000, (v) the Dispute Letter Accrual, and (vi) accrued expenses and other current liabilities. Notwithstanding the foregoing, Adjusted Current Liabilities shall not include (w) the current portion of any Debt of the Acquired Entities, (x) any accrued and unpaid interest and any other accrued payment obligations with respect to Debt included in Company Debt, (y) the Closing Costs, and (z) the Information Statement Fees.
     “Adjusted Net Working Capital” means Adjusted Current Assets minus Adjusted Current Liabilities. Attached hereto as Exhibit A is a sample computation of Adjusted Net Working Capital.
     “Affiliate” or “Affiliated” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person.
     “Aggregate Transaction Consideration” means (i) $41,250,000, minus (ii) the Company Debt, minus (iii) all Closing Costs in excess of $2,000,000, minus (iv) the Purchase Price Adjustment (if any).

     “Audit” includes any audit, assessment of Taxes, reassessment of Taxes or examination by any taxing authority of any Acquired Entity or any related judicial or administrative proceedings or appeal of such proceedings.
     “Balance Sheet Date” means December 31, 2009.
     “Breach” means (i) any breach, inaccuracy, failure to perform, failure to comply, conflict with, failure to notify when there is an obligation to provide notice, default, or violation or (ii) any other act, omission, event, occurrence or condition the existence of which would (A) permit any Person to accelerate any obligation or terminate, cancel, or modify any right or obligation or (B) require the payment of money or other consideration.
     “Business Day” means a day on which banks are ordinarily open for transaction of normal banking business in Los Angeles, California.
     “Closing Costs” means the sum of (i) the dollar amount of all out-of-pocket costs, fees and expenses of investment bankers, financial advisors, legal counsel and accountants incurred or payable by the Acquired Entities in connection with the negotiation, execution and consummation of the Transactions through the Equity Closing, plus (ii) the management bonuses set forth on Schedule D hereto, plus (iii) fifty percent (50%) of the premium for the D&O Tail Policy. For clarification purposes, if any such fees and expenses incurred through the Equity Closing are contingent or payable only upon the consummation of the Merger, such expenses will constitute Closing Costs hereunder notwithstanding that such fees or expenses may not be accrued under GAAP until the Merger Closing. Closing Costs shall not include the Information Statement Fees.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commercially Reasonable Best Efforts” means the efforts, time and costs that a prudent Person desirous of achieving a result would use, expend, or incur in similar circumstances in an effort to achieve such result as expeditiously as possible subject to then existing commercial realities.
     “Commitment” means (i) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or sell any Equity Interests it owns in another Person, (ii) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interests of a Person or owned by a Person, (iii) statutory preemptive rights or preemptive rights granted under a Person’s Organizational Documents, and (iv) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.
     “Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.
     “Company Debt” means the dollar amount of all Debt of the Acquired Entities outstanding as of the Equity Closing Date, which shall be set forth on the Closing Statement prepared pursuant to Section 2.3 hereof, including all accrued and unpaid interest relating thereto as of the Equity Closing Date, and any accrued late fees or other payment obligations with respect thereto and any and all penalties, premiums, or other breakage costs incurred as a result of payment of the Company Debt on the Equity Closing Date; provided that the Disputed Earn-Out Notes shall not be deemed Company Debt for purposes of this Agreement.
     “Company Option” means an option, warrant or other right to purchase shares of Company Common Stock.
     “Company Subsidiaries” means each of the direct or indirect Subsidiaries of the Company as set forth on Section 5.6 of the Company Disclosure Schedule.
     “Consent” means any consent, approval, notification, waiver, amendment or other similar action.
     “Contract” means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.
     “DGCL” means the General Corporation Law of the State of Delaware as in effect as of the date hereof.
     “Damages” means all damages, losses, Liabilities, penalties, fines and expenses actually incurred and paid (including reasonable fees and expenses of outside attorneys) and Taxes with respect to the foregoing, but in any case excluding consequential, incidental and punitive damages, losses, lost profits, and Liabilities.
     “Debt” means indebtedness for borrowed money, including any bank debt or notes payable (including current portion), capitalized lease obligations, the deferred purchase price for assets or business acquired (including, without limitation, the maximum dollar amount due and payable in connection with any earn-out, escrow, holdback or contingent payment).
     “Deficit Working Capital” means the amount, if any, by which the Adjusted Net Working Capital of the Company at the Equity Closing is less than the Target Working Capital.
     “Disputed Earn-Out Notes” means those two (2) Earn-Out Promissory Notes, dated December 31, 2006, each in the principal amount of $150,000 issued to Douglas E. Tomblin, DVM and Thomas J. Bernhard, DVM, respectively, that are the subject of that certain litigation entitled Tomblin vs. XLNT Veterinary Care, Inc., etc., et. al, Case #37-2009-00067537 (San Diego Superior Court).
     “Encumbrance” means any chose, encumbrance, security interest, lien, easement, encroachment, covenant, condition, preemptive purchase right or option, adverse claim or restriction.
     “Environmental, Health, and Safety Requirements” means all Laws concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control, or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now in effect.
     “Equity Interest” means (i) with respect to a corporation, any and all shares of capital stock, (ii) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and (iii) any other direct equity ownership or participation in a Person.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Escrowed Shares” means those shares of Company Common Stock subject to that certain Stock Escrow Agreement, dated as of March 22, 2006, by and among Echo Healthcare Acquisition Corp., the Corporate Stock Transfer, Inc., and those persons listed on the signature pages thereto and listed on Schedule F attached hereto.
     “Excess Closing Costs” means the amount, if any, by which the Closing Costs exceed $2,000,000.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Expiration Date” means September 30, 2010.
     “Financial Statements” means audited consolidated balance sheets of the Acquired Entities as of December 31, 2009 and 2008 and audited consolidated statements of income, changes in stockholders’ equity and cash flows for the Acquired Entities for the fiscal years ended December 31, 2009 and 2008, including the notes thereto, together with the report thereon of Singerlewak LLP independent certified public accountants.
     “GAAP” means United States generally accepted accounting principles as in effect as of the date hereof.
     “Governmental Body” means any legislature, agency, bureau, department, commission, court, political subdivision, tribunal or other instrumentality of government whether local, state, federal or foreign.
     “Holdback Amount” means cash in the aggregate amount of $750,000.
     “Indemnified Parties” means, individually and as a group, the Parent Indemnified Parties and Seller Indemnified Parties.
     “Indemnitor” means any Party having any Liability to any Indemnified Party under this Agreement.
     “Information Statement Fees” means the reasonable fees of outside legal counsel to the Special Committee of the Board of Directors of the Company incurred in connection with the preparation and filing of the Information Statement, as well as responding to any issues, questions and inquiries raised or initiated by the SEC through the date that the Information Statement is mailed to the Company’s shareholders in an amount estimated to be $150,000 and which shall not exceed $200,000.
     “Intellectual Property” means (i) any and all patents, copyrights, trademarks, trade names, service marks, service names, domain names, know-how, processes, trade secrets and inventions, and (ii) any and all rights, licenses, liens, security interests, charges, encumbrances, equities, and other claims that any Person may have to claim ownership, authorship or invention, to use, to object to or prevent the modification of, to withdraw from circulation, or control the publication or distribution of any trademarks, service marks, patents, copyrights, or trade secrets.
     “In-the-Money Company Option” means each Company Option that has an exercise price less than the quotient obtained by dividing (i) the Aggregate Transaction Consideration by (ii) the sum of (x) the number of shares of Company Common Stock issued and outstanding immediately prior to the Equity Closing (excluding any shares of Company Common Stock held as treasury shares), and (y) the number of shares of Company Common Stock issuable upon exercise of all Company Options issued and outstanding immediately prior to the Equity Closing determined pursuant to an iterative process beginning with all Company Options issued and outstanding immediately prior to the Equity Closing and continuing through successive iterations that exclude those Company Options with the then highest exercise price per share that is greater than the result obtained pursuant to clauses (i) and (ii) above in the immediately preceding iteration until such time as the exercise price per share with respect to each remaining outstanding Company Options is less than the result obtained pursuant to clauses (i) and (ii) above in the immediately preceding iteration.
     “IRS” means the United States Internal Revenue Service.
     “Knowledge” — an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter. With respect to the Company “Knowledge” means the Knowledge of Gene Burleson, Steve Ettinger, David Reed, George Villasana and Harry Zimmerman.
     “Law” means any applicable statute, rule, regulation, administrative requirement, code or ordinance of any Governmental Body, each as amended and now in effect.
     “Liability” or “Liable” means any liability or obligation, whether known or unknown, asserted or unasserted, direct or indirect, matured or unmatured, absolute or contingent, accrued or unaccrued, latent or patent, liquidated or unliquidated, or due or to become due.
     “Material Adverse Change (or Effect)” means any change or effect (any such item, an “Effect”) on the business, financial condition or results of operations of a Person which Effect, individually or in the aggregate, is or could reasonably be expected to be materially adverse to such business, financial condition or results of operations or on the ability of such Person to consummate the Equity Purchase, the Merger and the other Transactions without material delay; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Change (or Effect): (i) any Effect that results from a delisting of the Company Common Stock from the Nasdaq Stock Market, (ii) any Effect that results from changes in general economic conditions or changes in securities markets in general, including any changes in interest rates, (iii) any Effect that results from general changes in the veterinary industry, (iv) any Effect related to the public announcement or the pendency or consummation of the Transactions, (v) any Effect that results from any action taken at the specific request of the other Party to this Agreement, (vi) any Effect that results from natural disasters, acts of war, sabotage or terrorism, military actions or the escalation thereof, or (vii) any Effect resulting from any actual or proposed change in applicable law or regulation applicable to a Party or any of its Subsidiaries; except in the case of clauses (ii), (iii), (vi) and (vii), for any Effect that has a significantly disproportionate adverse impact on such Party and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the principal industries in which such Party and its Subsidiaries operate or (b) when used with reference to the Company, Sellers, Parent or Buyer, as the case may be, any Effect that is materially adverse to the ability of the Company, Sellers, Parent or Buyer to perform their respective obligations under this Agreement.
     “Merger Closing” means the date of the closing of the Merger in accordance with the terms of the Merger Agreement.
     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency) of the relevant Person and its Subsidiaries.
     “Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.
     “Parent Indemnified Parties” means Parent, Buyer, and the Company (post-Equity Closing), and their officers, directors, managers, employees, agents, and Representatives.
     “Parties” means the Parent, Buyer, the Company and the Sellers.
     “Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, entitlement, or other similar authorization required by any Law or Governmental Body.
     “Permitted Encumbrances” means (i) Encumbrances disclosed in Schedule B to the Company Disclosure Schedule, (ii) liens for Taxes, assessments, governmental charges or levies or mechanics’ and other statutory liens which are not yet delinquent or can be paid without penalty or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established in accordance with GAAP, (iii) imperfections of title which are immaterial in amount relative to the property affected and which do not materially interfere with the present use of the property subject thereto or affected thereby, and (iv) restrictions on transfer generally arising under federal and state securities Laws.

     “Per Option Purchase Price” means (i) with respect to each In-the-Money Company Option, for each share of Company Common Stock issuable upon exercise of such In-the-Money Company Option, the Per Share Purchase Price less the per share exercise price payable upon exercise of such In-the-Money Company Option and (ii) with respect to each Company Option that is not an In-the-Money Company Option, $0.0001 for all such Company Options held by a Seller.
     “Per Share Holdback Amount” means (i) $750,000 divided by (ii) the aggregate number of Seller Shares held by the Sellers immediately prior to the Equity Closing as reflected on Schedule A hereto.
     “Per Share Purchase Price” means (i) the Aggregate Transaction Consideration plus the aggregate consideration paid or payable upon exercise of all issued and outstanding In-the-Money Company Options, divided by (ii) the sum of the number of shares of Company Common Stock issued and outstanding immediately prior to the Equity Closing plus the aggregate number of shares of Company Common Stock issuable upon exercise of all In-the-Money Company Options issued and outstanding immediately prior to the Equity Closing.
     “Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Body.
     “Purchase Price Adjustment” means the amount of the Deficit Working Capital, if any.
     “Representatives” means Persons acting on behalf of another Person, including such Person’s officers, directors, employees, representatives, agents, independent accountants, investment bankers and counsel.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller Shares” means shares of Company Common Stock owned by a Seller, other than the Escrowed Shares.
     “Seller Options” means Company Options owned by a Seller.
     “Seller Indemnified Parties” means the Sellers and their respective officers, directors, managers, employees, agents, and Representatives.
     “Severance Obligations” means all severance and other similar payments (including without limitation, COBRA benefits), paid or payable to employees of the Acquired Entities in connection with the consummation of the Transactions, and including all Taxes paid or payable relating thereto.
     “Special Committee” means the committee of the Company’s Board of Directors that will be established immediately after the Equity Closing pursuant to Section 7.2, the member or members of which will consist of each member of the Company’s Board of Directors who is an Independent Director.
     “Subsidiary” means, with respect to any Person: (i) any corporation of which more than ten percent (10%) of the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (ii) any Person other than a corporation of which at least ten percent (10%) of the Equity Interests (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity are owned by such Person directly or through one or more other Subsidiaries of such Person.
     “Target Working Capital” means negative $750,000.
     “Tax” means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, and (ii) any obligations under any Contracts with respect to any Tax described in clause (i) above.
     “Tax Return” means any return, form, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.
     “Termination Date” means the date on which this Agreement is terminated pursuant to Section 9.1.
     “Threatened” means a (i) written demand or statement has been made or a written notice has been given, or (ii) an oral demand or statement made subsequent to January 1, 2009, asserting a claim for damages, losses, and/or expenses involving an amount in excess of $50,000, as to which such oral demand or statement, the underlying issues providing the basis for such claim have not been fully and finally resolved.
     “Transaction Documents” means this Agreement, the Merger Agreement, the Limited Releases, the Proxies and each of the other documents, instruments and agreements to be executed, delivered, and performed in connection herewith and therewith, together with any exhibits or schedules constituting a part thereof.
     “Transactions” means all of the transactions contemplated by the Transaction Documents, including: (i) the sale of the Seller Shares and Seller Options to Buyer and Buyer’s delivery of the Per Share Purchase Price therefor; (ii) the Merger; (iii) the execution, delivery, and performance of all of the documents, instruments and agreements to be executed, delivered, and performed in connection herewith and therewith; and (iv) the performance by Parent, Buyer, the Sellers and the Company of their respective covenants and obligations (pre- and post-closing, as applicable) under the Transaction Documents.
     “Veterinary Hospitals” means the veterinary hospitals and clinics owned and operated by the Acquired Entities.
     The following additional terms are defined in the sections of the Agreement set forth across from such terms as set below:

Defined Term	Location of Definition

Adjusted Holdback Amount	Section 2.5(c)
Agreement	Preamble
Acquisition Proposal	Section 6.8(b)
Buyer	Preamble
Closing Statement	Section 2.3(a)
Company	Preamble
Company Disclosure Schedule	ARTICLE V
Company Plans	Section 5.21(a)
Company SEC Documents	Section 5.8(a)
Confidentiality Agreement	Section 6.5(b)
Confidential Information	Section 7.6(a)
Definitive Post Closing Statement	Section 2.5(b)
Dispute Letter	Section 5.19 of the Company Disclosure Schedule
Dispute Letter Accrual	Section 5.19 of the Company Disclosure Schedule
D&O Tail Policy	Section 7.5
Equity Closing	Section 2.2
Equity Closing Date	Section 2.2
Equity Purchase	Section 2.1
ERISA Affiliate	Section 5.21(e)
Facility Lease	Section 5.16(c)
Indemnification Claim	Section 10.4(a)
Independent Accountants	Section 2.5(b)
Independent Directors	Section 7.2
Information Statement	Section 8.2(g)
Leased Real Estate	Section 5.16(a)
Limited Releases	Section 2.4(a)(viii)
Merger	Recitals
Merger Agreement	Recitals
Objection Notice	Section 2.5(b)
Officer’s Certificate	Section 10.8(a)
Owned Real Estate	Section 5.16(a)
Parent	Preamble
Payment Statement	Section 2.3(b)
Prepayment Notes	Section 8.2(e)(i)

Defined Term	Location of Definition

Post Closing Statement	Section 2.5(a)
Preferred Stock	Section 5.5
Proxy	Section 2.4(a)(ix)
Redemption Notices	Section 6.2(d)
Sellers’ Representative	Section 11.1(a)
Sellers	Preamble
Sellers Disclosure Schedule	ARTICLE IV
Stockholder Consent	Recitals
Warrant Shares	Section 6.11

ARTICLE II.
Purchase and Sale of Equity Interests
     Section 2.1. Purchase and Sale of Equity Interests. On the terms and subject to the conditions set forth in this Agreement, Buyer agrees to purchase from the Sellers, and the Sellers agree to sell to Buyer, all of the Seller Shares for the Per Share Purchase Price and all of the Seller Options for the Per Option Purchase Price (the “Equity Purchase”).
     Section 2.2. Equity Closing. The closing of the Equity Purchase (the “Equity Closing”) will take place at the offices of Akin Gump Strauss Hauer & Feld LLP, Century Tower Plaza, 2029 Century Park East, Suite 2400, Los Angeles, California, commencing at 9:00 a.m., local time, on the 1st day of the month following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Equity Purchase (other than conditions with respect to actions the respective Parties will satisfy at the Equity Closing itself), or such other date (following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Equity Purchase) as Parent may determine in its sole discretion, or such other date as the Parties may mutually determine (the “Equity Closing Date”).
     Section 2.3. Closing Statement.
               (a) At least ten (10) days prior to the expected Equity Closing Date, the Company shall prepare and deliver to Parent a written statement, dated as of the date of delivery, setting forth the Company’s good faith estimate of the Company Debt, the Closing Costs, and the Purchase Price Adjustment as of the Equity Closing Date, prepared in reasonable detail as requested by Parent (the “Closing Statement”) in the form of Exhibit B. The Closing Statement shall be subject to review by Parent and Parent shall give notice of any exceptions regarding the Closing Statement no later than two (2) days prior to the Equity Closing Date and in the absence of any such notice the Closing Statement as delivered by the Company shall be conclusive and binding upon the Parties for purposes of the Equity Closing. Parent and the Company shall negotiate in good faith to resolve any exceptions Parent may have to the Closing Statement, but in the absence of such agreement the Closing Statement, as modified by Parent, shall be conclusive and binding upon the Parties for purposes of the Equity Closing unless the difference between the Closing Statement submitted by the Company and the Closing Statement as modified by Parent is greater than $25,000, in which case the mid-point between the two positions shall be used for purposes of the Equity Closing. In reviewing the Closing Statement, Parent shall have the right to discuss such matters with the Company and its Representatives and to review the work papers, schedules, memoranda, and other documents, including third party payoff schedules the Company and its Representatives prepared or reviewed in determining each of the items set forth on the Closing Statement.
               (b) At least five (5) days prior to the expected Equity Closing Date, the Company shall prepare and deliver to Parent a written statement, dated as of the date of delivery, setting forth the Company’s good faith estimate, based on the Closing Statement used for purposes of the Equity Closing, of the amount to be paid to each Seller on the Equity Closing Date pursuant to Section 2.4(b)(i), prepared in reasonable detail as requested by Parent (the “Payment Statement”). The Payment Statement shall be subject to review by Parent and Parent shall give notice of any exceptions regarding the Payment Statement no later than two (2) days prior to the Equity Closing Date and in the absence of any such notice the Payment Statement as delivered by the Company shall be conclusive and binding upon the Parties for purposes of the Equity Closing. Parent and the Company shall negotiate in good faith to resolve any exceptions Parent may have to the Payment Statement but, in the absence of such agreement, the Payment Statement as modified by Parent shall be conclusive and binding upon the Parties for purposes of the Equity Closing.
     Section 2.4. Payments and Deliveries at the Equity Closing. On the Equity Closing Date:
               (a) The Sellers and the Company will deliver to Parent and Buyer:
                    (i) (A) Certificates, stock powers, or other appropriate instruments of transfer representing the Seller Shares, duly endorsed (or accompanied by duly executed assignments) for transfer to Buyer, and an agreement executed by the Company and each Seller holding Seller Options cancelling the Seller Options held by such Seller; and (B) a stock certificate issued in the name of Buyer representing the Seller Shares, including the Warrant Shares.
                    (ii) A certificate, substantially in the form of Exhibit C, duly executed by each Seller, as to whether each condition to be satisfied by each Seller specified in Section 8.1 and Section 8.2 has been satisfied as of the Equity Closing Date.
                    (iii) An officer’s certificate, substantially in the form of Exhibit D, duly executed on the Company’s behalf, as to whether each condition to be satisfied by the Company specified in Section 8.1 and Section 8.2 has been satisfied as of the Equity Closing Date.
                    (iv) A secretary’s certificate, substantially in the form of Exhibit E, duly executed on the Company’s behalf.
                    (v) A certification, substantially in the form of Exhibit F, duly executed on the Company’s behalf, that satisfies the requirements of Treasury Regulation Section 1.1445-2(c)(3) and any similar certifications required under state law to avoid state law withholding requirements for foreign entities.
                    (vi) A certification (in form and substance reasonably satisfactory to Parent) that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2), duly executed by each of the Sellers.
                    (vii) Letters of resignation, substantially in the form of Exhibit G, duly executed by each officer and director of the Acquired Entities (other than any person to be designated as an Independent Director of the Company subsequent to the Equity Closing Date), such resignation to be effective as of the Equity Closing Date.
                    (viii) A limited release (“Limited Release”) in the form of Exhibit H, duly executed by each of the Sellers.

                    (ix) A proxy (“Proxy”) in the form of Exhibit I, duly executed by each of the Sellers listed on Schedule C, relating to the Escrowed Shares owned of record by each such Seller.
                    (x) (A) Except as provided in Section 2.4(a)(x) of the Company Disclosure Schedule, releases executed by the holder or holders of Encumbrances (other than Permitted Encumbrances) on any assets of the Acquired Entities irrevocably releasing such Encumbrances and filed copies of any appropriate Uniform Commercial Code termination statements and/or other applicable release documents with respect to such Encumbrances, (B) with respect to all Company Debt (other than the Disputed Earn-Out Notes), payoff letters from the holder or holders of such Company Debt evidencing such holder’s or holders’ agreement that such Company Debt would be fully satisfied and, to the extent such Debt is secured Debt, to fully release any Encumbrances secured pursuant thereto (either by authorizing the filing of appropriate Uniform Commercial Code termination statements and/or other appropriate release documents or agreeing to file such statements and/or documents), if such holder or holders receives funds in the specific amount set forth in such letters and (C) with respect to any other Debt outstanding as of the Equity Closing Date, other than Company Debt or the Disputed Earn-Out Notes, the existence or amount of which is disputed by the Company, payoff letters from the holder or holders of such Debt evidencing such holder’s or holders’ agreement that such Debt would be fully satisfied and, to the extent such Debt is secured Debt, to fully release any Encumbrances secured pursuant thereto (either by authorizing the filing of appropriate Uniform Commercial Code termination statements and/or other appropriate release documents or agreeing to file such statements and/or documents) if such holder or holders receive funds in the amounts specified in such letters, in each instance on terms reasonably satisfactory to Parent and Buyer.
               (b) Parent will deliver:
                    (i) (A) To each Seller the Per Share Purchase Price less the Per Share Holdback Amount for each Seller Share owned by such Seller, and (B) to each Seller, the Per Option Purchase Price in exchange for the cancellation of each Seller Option owned by such Seller. Parent shall make all payments pursuant to this Section 2.4(b)(i) by check, unless the aggregate amount payable to a Seller is in excess of $100,000, and such Seller not later than two (2) Business Days prior to the Equity Closing Date delivers to Parent a request for payment via wire transfer of immediately available funds together with all necessary wire transfer instructions.
                    (ii) To the Sellers’ and the Company, a secretary’s certificate, substantially in the form of Exhibit J, duly executed on Parent’s behalf.
               (c) Buyer shall pay the amount of Company Debt, reflected on the Closing Statement, for which the Company has delivered, to Parent and Buyer, a payoff letter executed by the holder of such Company Debt pursuant to Section 2.4(a)(x).
               (d) The Parties shall also deliver to each other any agreements, closing certificates and other documents and instruments required to be delivered pursuant to this Agreement.

     Section 2.5. Post-Closing Adjustments to the Aggregate Transaction Consideration.
               (a) Delivery of Post Closing Statement. Parent will prepare and deliver to the Sellers’ Representative a statement (the “Post Closing Statement”) setting forth the computation of (i) Company Debt outstanding as of the Equity Closing Date, (ii) Closing Costs, (iii) Purchase Price Adjustment as of the Equity Closing Date, and (iv) the Severance Obligations, within (x) sixty (60) days following the Equity Closing Date if the Equity Closing Date occurs on the first day of a month, and (y) sixty (60) days following the last day of the month in which the Equity Closing Date occurs if the Equity Closing Date occurs on any day other than the first day of the month.
               (b) Objection. In reviewing the Post Closing Statement, the Sellers’ Representative shall have the right to discuss such matters with Parent and to review the work papers, schedules, memoranda, and other documents Parent prepared or caused to be prepared, or reviewed in determining each of the items set forth on the Post Closing Statement. Unless the Sellers’ Representative delivers to Parent, within ten (10) Business Days of receipt of the Post Closing Statement, written notice (an “Objection Notice”) describing its exceptions to the Post Closing Statement, the Post Closing Statement will be conclusive and binding on the Parties (the “Definitive Post Closing Statement”). If the Sellers’ Representative submits an Objection Notice within the period set forth herein, then (i) for ten (10) Business Days after receipt of the Objection Notice, Parent and the Sellers’ Representative shall use their Commercially Reasonable Best Efforts to agree on the Definitive Post Closing Statement, and (ii) lacking such agreement, the Post Closing Statement will be referred to Deloitte & Touche, LLP (the “Independent Accountants”), to resolve the issues in dispute. The Independent Accountants’ services and authority to make a determination shall be limited in scope to the disputed issues and the amounts identified in the Objection Notice. The Independent Accountants shall apply the provisions of this Section 2.5 to the disputed issues, and shall have no authority or power to alter, modify, amend, add to or subtract from any term or provision of this Agreement. The Parties shall instruct the Independent Accountants to render its decision within thirty (30) days of the engagement, which determination shall be set forth in a written statement delivered to Parent and the Sellers’ Representative and shall be conclusive and binding upon the parties for all purposes under this Agreement. The Independent Accountants shall allocate its costs and expenses between Parent and the Sellers based upon the percentage of the disputed amounts submitted to the Independent Accountants that is ultimately awarded to the Sellers, on the one hand, or Parent, on the other hand, such that the Sellers shall bear a percentage of such costs and expenses equal to the percentage of the disputed amount awarded to Parent (with any costs and expenses payable by the Sellers to be retained by Parent from the Holdback Amount) and Parent shall bear a percentage of such costs and expenses equal to the percentage of the disputed amount awarded to the Sellers. The determination of the Independent Accountants shall be final, binding and conclusive for all purposes hereunder.
               (c) Payment of Adjustment. Within five (5) Business Days after delivery of the Definitive Post Closing Statement:
                    (i) Subject to the provisions of Section 2.5(b) hereof, Parent shall deduct from the Holdback Amount and retain for its own account the aggregate of (x) the amount, if any, by which the Company Debt reflected on the Definitive Post Closing Statement exceeded the Company Debt included on the Closing Statement, (y) the amount, if any, by which the Excess Closing Costs reflected on the Definitive Post Closing Statement exceeded the Excess Closing Costs included on the Closing Statement and (z) the amount, if any, by which the Purchase Price Adjustment reflected on the Definitive Post Closing Statement exceeded the Purchase Price Adjustment included on the Closing Statement; and
                    (ii) Parent shall increase the Holdback Amount by the aggregate of (y) the amount, if any, by which the Excess Closing Costs included on the Closing Statement exceeded the Excess Closing Costs reflected on the Definitive Post Closing Statement, and (z) the amount, if any, by which the Purchase Price Adjustment included on the Closing Statement exceeded the Purchase Price Adjustment reflected on the Definitive Post Closing Statement.
Any positive and negative adjustments described in clauses (i) and (ii) above shall be netted against one another to result in a single deduction, or addition, as the case may be, to the Holdback Amount. The Holdback Amount as adjusted after the application of the foregoing provisions is hereinafter referred to as the “Adjusted Holdback Amount”.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
OF PARENT AND BUYER
     Parent and Buyer represent and warrant to the Sellers as follows:
     Section 3.1. Entity Status. Each of Parent and Buyer is an entity duly created, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its creation, formation or organization.
     Section 3.2. Power and Authority; Enforceability. Parent and Buyer have the corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which they are a party, and to perform and consummate the Transactions. Parent and Buyer have taken all action necessary to authorize the execution and delivery of each other Transaction Document to which they are a party, the performance of Parent’s and Buyer’s obligations thereunder, and the consummation of the Transactions. This Agreement and each other Transaction Document has been duly authorized, executed and delivered by Parent or Buyer, if Parent or Buyer is a party thereto, and constitutes the legal, valid, and binding obligation of Parent or Buyer, if a party thereto, enforceable against Parent or Buyer, if a party thereto, in accordance with its terms, in each case subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally, general principles of equity, the discretion of courts in granting equitable remedies and matters of public policy.

     Section 3.3. No Violation. The execution and the delivery of the Transaction Documents to which Parent or Buyer is a party and the performance and consummation of the Transactions by Parent or Buyer do not and will not (with or without the passage of time or the giving of notice) (i) Breach any Law to which Parent or Buyer is subject or any provision of Parent’s or Buyer’s Organizational Documents, (ii) Breach in any material respect any material Contract to which Parent or Buyer is a party or by which Parent or Buyer is bound, (iii) require any Consent, except (A) any SEC and other filings required to be made by Parent or Buyer and (B) any notifications or filings to any relevant state or federal regulatory agencies, (iv) Breach any resolution adopted by the board of directors or the stockholders of Parent or Buyer, or (v) give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under any Law to which Parent or Buyer may be subject.
     Section 3.4. Consents. No Consent of or filing with any Governmental Body or other Person is required in connection with the execution or performance of this Agreement or the other Transaction Documents by Parent or Buyer or the consummation by Parent or Buyer of the Transactions except for such Consents or filings which have been obtained as of the date hereof or as to which the failure to obtain or make would not adversely affect Parent’s or Buyer’s ability to consummate the Transactions in any material respect.
     Section 3.5. Broker Fees. Parent has no Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which the Company could become directly or indirectly Liable.
     Section 3.6. Sufficient Funds. As of (i) the date hereof, (ii) the Equity Closing Date, and (iii) the Merger Closing Date, Buyer has and will have sufficient funds to consummate the Transactions.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS
     Except as is provided in the disclosure letter delivered at or prior to the execution of this Agreement by the Sellers (the “Sellers Disclosure Schedule”), each Seller, solely as to itself, represents and warrants, severally and not jointly, to Parent and Buyer as follows:
     Section 4.1. Status of Certain Sellers. Each Seller that is an entity is duly created, formed or organized, validly existing and in good standing under the laws of the jurisdiction of its creation, formation or organization. There is no pending or Threatened Action for the dissolution, liquidation, insolvency, or rehabilitation of any Seller.
     Section 4.2. Power and Authority; Enforceability. Each Seller that is an entity has the entity power and authority to execute and deliver this Agreement and each other Transaction Document to which such Seller is a party, and to perform and consummate the Transactions. Each Seller that is an individual has the requisite competence and authority to execute and deliver this Agreement and each other Transaction Document to which such Seller is a party, and to perform and to consummate the Transactions. Each Seller has taken all action necessary to authorize the execution and delivery of this Agreement and each other Transaction Document to which it is a party, the performance of such Seller’s obligations thereunder, and the consummation of the Transactions. This Agreement and each other Transaction Document has been duly authorized, executed and delivered by each Seller, if such Seller is a party thereto, and constitutes the legal, valid and binding obligation of each Seller that is a party thereto, enforceable against such Seller in accordance with its terms, in each case subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally, general principles of equity, the discretion of courts in granting equitable remedies and matters of public policy.
     Section 4.3. No Violation. The execution and the delivery of the Transaction Documents to which each Seller is a party and the performance and consummation of the Transactions by each such Seller will not (i) Breach any Law to which such Seller is subject, and in respect of any Seller that is an entity, any provision of such Seller’s Organizational Documents, (ii) Breach in any material respect any material Contract to which such Seller is a party or by which such Seller is bound, (iii) require any Consent, except (A) any SEC and other filings required to be made by such Seller, and (B) any notifications or filings to any relevant state or federal regulatory agencies, (iv) give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under any Law to which such Seller may be subject, or (v) result in the imposition or creation of any Encumbrance, other than restrictions on transfer generally arising under federal and state securities Laws, upon or with respect to the Seller Shares or the Seller Options.
     Section 4.4. Brokers’ Fees. The Sellers have no Liability to pay any brokers’ or finders’ fee or any other commission or similar fee or other compensation to any broker, finder, or agent with respect to the Transactions for which Parent, Buyer or any Acquired Entity could become directly or indirectly Liable.
     Section 4.5. Equity Interests; Seller Information. Each Seller holds of record and beneficially owns the number of shares of Company Common Stock and Company Options set forth next to such Seller’s name in Schedule A, free and clear of any Encumbrances (other than any restrictions under the Securities Act and state securities laws). With respect to each Seller, Schedule A also sets forth the exercise price of each Company Option held by such Seller, the address, state of residence, and federal tax identification number (or social security number, as applicable) of such Seller as of the date hereof. No Seller is a party to any (i) Contract that requires such Seller to sell, transfer, or otherwise dispose of the shares of Company Common Stock or Company Options held by such Seller (other than this Agreement) or (ii) except as set forth in Section 4.5 of the Sellers Disclosure Schedule, other Contract with respect to any Equity Interests of the Company. Except with respect to the Escrowed Shares, at the Equity Closing, upon delivery by Parent to the Sellers of the Per Share Purchase Price in accordance with Section 2.4(b)(i), each Seller will transfer its entire right, title and interest in and to all shares of Company Common Stock and Company Options held of record or beneficially owned by such Seller to Buyer and Buyer shall acquire valid and marketable title to the Sellers’ Shares owned by each Seller, free and clear of any Encumbrances (other than any restrictions under the Securities Act and state securities laws).

     Section 4.6. Litigation. No Seller is a party to, the subject of, or Threatened to be made a party to or the subject of any Action, relating to, in connection with, or challenging, any of the Transactions.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
CONCERNING THE ACQUIRED ENTITIES
     Except as is provided in the disclosure letter delivered at or prior to the execution of this Agreement by the Company (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Buyer as follows:
     Section 5.1. Corporate Status. Each Acquired Entity is an entity duly created, formed or organized, validly existing, and in good standing under the Laws of the jurisdiction of its creation, formation, or organization. Except as set forth in Section 5.1 of the Company Disclosure Schedule, each Acquired Entity is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required. Each Acquired Entity has the requisite power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted.
     Section 5.2. Power and Authority; Enforceability. The Company has the corporate power and authority to execute and deliver this Agreement, the Merger Agreement, and each other Transaction Document to which it is a party and to perform and consummate the Merger and the Transactions. The Company has taken all action necessary to authorize the execution and delivery of this Agreement, the Merger Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the Transactions. Without limiting the generality of the foregoing, the board of directors of the Company, at a meeting duly called and held, unanimously adopted resolutions (a) determining that the Merger is fair and in the best interests of the Company, the stockholders of the Company and the holders of Company Options, (b) approving and declaring advisable this Agreement, the Merger Agreement and the Transaction Documents to which the Company is a party, the Merger and the Transactions, (c) directing that the Merger Agreement and the Merger be submitted to the Company’s stockholders for their adoption and approval, and (d) recommending that the Company’s stockholders vote or provide a written consent in favor of the adoption of the Merger Agreement and the approval of the Merger and the consummation of the Transactions. In connection with obtaining the Stockholder Consent, the Company did not, and did not request that any Person, engage in a solicitation (as such term is defined in the Exchange Act) and the Company complied with all applicable state Law relating to obtaining the Stockholder Consent. The Stockholder Consent is the only vote or approval of the holders of any class or series of capital stock of the Company and any Acquired Entity which is necessary to adopt the Merger Agreement, and approve and consummate the Merger and the Transactions. This Agreement, the Merger Agreement, and each other Transaction Document to which the Company is a party has been duly authorized, executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, if a party thereto, and is enforceable against the Company in accordance with its terms, in each case subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally, general principles of equity, the discretion of courts in granting equitable remedies and matters of public policy.
     Section 5.3. No Violation. The execution and the delivery by the Company of this Agreement, the Merger Agreement, and the Transaction Documents to which the Company is a party and the performance of the Company’s obligations thereunder, and consummation of the Transactions by the Company will not (a) Breach any Law to which any Acquired Entity is subject or any provision of the Organizational Documents of any Acquired Entity, (b) Breach any Contract identified on Section 5.18(a) of the Company Disclosure Schedule, or Permit listed on Section 5.13(b) of the Company Disclosure Schedule, (c) other than as set forth on Section 5.3 of the Company Disclosure Schedule, require any Consent, (d) Breach any resolution adopted by the board of directors or the stockholders of the Company, (e) give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under any Law to which the Acquired Entities may be subject, or (f) result in the imposition or creation of any Encumbrance upon or with respect to any of assets of the Acquired Entities.
     Section 5.4. Brokers’ Fees. Except as set forth in Section 5.4 of the Company Disclosure Schedule, the Acquired Entities do not have any Liability to pay any brokers or finder’s fee or any other commission or similar fee or other compensation to any broker, finder, or agent with respect to the Transactions for which the Parent, Buyer or the Acquired Entities could become directly or indirectly Liable.
     Section 5.5. Capitalization.
               (a) The authorized capital stock of the Company consists of 90,000,000 shares of Company Common Stock, par value $0.0001 per share, and 10,000,000 shares of the Company’s preferred stock, par value $0.0001 per share (the “Preferred Stock”). As of the close of business on the date of this Agreement, (i) 23,753,460 shares of Company Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, and (iii) 1,361,574 shares of Company Common Stock were held as treasury shares. As of the close of business on the date of this Agreement there were (A) 2,349,013 shares of Company Common Stock authorized and reserved for future issuance under any Company Plans, (B) 17,589,147 shares of Company Common Stock authorized and reserved for issuance upon conversion of convertible notes, and (C) 19,578,275 shares of Company Common Stock authorized and reserved for issuance upon exercise of Company Options. No Equity Interests or Commitments have been issued, reserved for issuance or are outstanding, other than or pursuant to the Company Options and convertible notes referred to above that are outstanding as of the date of this Agreement. Except as set forth on Section 5.5(a) of the Company Disclosure Schedule, there are no Contracts with respect to the voting or transfer of the Company’s Equity Interests. Other than as set forth on Section 5.5(a) of the Company Disclosure Schedule, no Commitments exist or are authorized with respect to the Equity Interests of the Company and no Commitments will arise in connection with the Transactions.
               (b) Upon consummation of the Equity Closing and assuming that the Company will have redeemed all warrants to purchase shares of Company Common Stock with an exercise price of $0.10 per share outstanding as of the Equity Closing, Buyer shall own of record and beneficially, at least 51.0% of the Company Common Stock calculated on a fully-diluted basis.
     Section 5.6. Company Subsidiaries. Section 5.6 of the Company Disclosure Schedule lists the Company Subsidiaries and for each Company Subsidiary, (i) its name and jurisdiction of organization and each jurisdiction in which it is qualified to do business, and (ii) the number of authorized Equity Interests of each class of its Equity Interests, (iii) the number of issued and outstanding Equity Interests of each class of its Equity Interests, the names of the holders thereof, and the number of Equity Interests held by each such holder, and (iv) the number of Equity Interests held in treasury. All of the issued and outstanding Equity Interests of each Company Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable. Except as set forth on Section 5.6 of the Company Disclosure Schedule, the Acquired Entities hold of record and own beneficially, and will on the Equity Closing Date be the record and beneficial owners and holders of, all of the outstanding Equity Interests of the Company Subsidiaries, free and clear of any Encumbrances (other than restrictions under the Securities Act and state securities Laws). No Commitments to issue Equity Interests of any Company Subsidiary exist or are authorized. Neither the Company nor any Company Subsidiary controls, directly or indirectly, or has any direct or indirect Equity Interest, in any Person that is not a Company Subsidiary.
     Section 5.7. Records. The copies of the Acquired Entities’ Organizational Documents that were provided to the Parent are accurate and complete and reflect all amendments made through the date hereof. The Acquired Entities’ minute books and other records of the Acquired Entities made available to Parent for review were correct and complete as of the date of such review in all material respects, no further entries have been made through the date of this Agreement, such minute books and records contain the true signatures of the persons purporting to have signed them, and such minute books and records contain an accurate record of all actions of the stockholders, directors, members, managers, or other such representatives of the Acquired Entities taken by written consent, at a meeting, or otherwise in all cases since January 1, 2008.
      Section 5.8. SEC Documents.
          (a) The Company has filed all forms, documents, schedules, certifications, prospectuses, reports, and registration, proxy and other statements, required to be filed or furnished by it with or to the SEC since December 31, 2007 pursuant to the requirements of the Securities Act, the Exchange Act, or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder (the “Company SEC Documents”), which term shall include such documents filed during such period on a voluntary basis on Form 8-K, and in each case including exhibits and schedules thereto and documents incorporated by reference therein. None of the Company Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act), and as of their respective filing dates with the SEC (in the case of all other Company SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents complied in all material respects, and all documents filed by the Company between the date of this Agreement and the date of the Equity Closing shall comply in all material respects, with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time they were filed or, if amended, as of the date of such amendment contained, or if filed after the date hereof will contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. The Company has made available to Parent a complete and correct copy of any material amendments or modifications which, to the Company’s Knowledge, are required to be filed with the SEC, but have not yet been filed with the SEC, with respect to (i) agreements which previously have been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act and (ii) the Company SEC Documents filed prior to the date hereof. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents.
          (b) The consolidated financial statements (as restated prior to the date hereof, if applicable, and including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the rules related to Quarterly Reports on Form 10-Q promulgated under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
     Section 5.9. Financial Statements. The Financial Statements (i) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, (ii) present fairly the financial condition and results of operation of the Acquired Entities, changes in stockholders’ equity and cash flows of the Acquired Entities, as of the respective dates of and for the periods referred to in the Financial Statements, (iii) are correct and complete in all material respects, and (iv) are consistent with the books and records of the Acquired Entities. Since the Balance Sheet Date, none of the Acquired Entities has effected any change in any method of accounting or accounting practice, except for only such change required pursuant to GAAP.
     Section 5.10. Liabilities. The Acquired Entities do not have any Liabilities, whether or not required by GAAP to be reflected or reserved against on a balance sheet, other than (a) Liabilities provided for or reserved against in the Financial Statements, (b) or Liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date. None of the Liabilities described above relates to or has arisen out of a breach of contract, breach of warranty, tort or infringement by or against any Acquired Entity or any Action involving any Acquired Entity.
     Section 5.11. Subsequent Events. Except as set forth in Section 5.11 of the Company Disclosure Schedule, since the Balance Sheet Date, the Acquired Entities have operated in the Ordinary Course of Business and there have been no events, series of events or the lack of occurrence thereof which, singularly or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Acquired Entities taken as a whole. Without limiting the foregoing, since the Balance Sheet Date, none of the following have occurred:
               (a) There has been no amendment, alteration or modification in the terms of any currently outstanding Equity Interests of any Acquired Entity or any securities convertible into or exchangeable for such Equity Interests, including without limitation any reduction in the exercise or conversion price of any such rights or securities, any change to the vesting or acceleration terms of any such rights or securities, or any change to terms relating to the grant of any such rights or securities;
               (b) Except as set forth in Section 5.11(b) of the Company Disclosure Schedule, no Acquired Entity has issued, sold, or otherwise disposed of any of its Equity Interests;
               (c) There has not been any material closure, shut down, merger or elimination of any of the Veterinary Hospitals, offices, facilities or any other change in the character of the Company, or the properties or assets of the Acquired Entities;
               (d) No Acquired Entity has experienced any material damage, destruction or loss with respect to any of its properties or assets, whether or not covered by insurance;
               (e) No Acquired Entity has suffered any taking or seizure of all or any part of its properties or assets by condemnation or eminent domain;
               (f) Except as set forth in Section 5.11(f) of the Company Disclosure Schedule, no Acquired Entity has sold, leased, transferred, or assigned any assets material to the business of such Acquired Entity;
               (g) No Acquired Entity has cancelled, compromised, waived or released any Action (or series of related Actions) either involving more than $15,000 or outside the Ordinary Course of Business;
               (h) No Acquired Entity has granted any Contracts or any rights under or with respect to any Intellectual Property, except in the Ordinary Course of Business;
               (i) Except as set forth in Section 5.11(i) of the Company Disclosure Schedule, no Acquired Entity has entered into any Contract (or series of related Contracts) either involving more than $15,000 or outside the Ordinary Course of Business, without the prior approval in writing of Parent;
               (j) Except as set forth in Section 5.11(j) of the Company Disclosure Schedule, no Acquired Entity has made or committed to make any capital expenditure (or series of related capital expenditures) involving more than $15,000 individually, $100,000 in the aggregate, or outside the Ordinary Course of Business.

               (k) Except as set forth in Section 5.11(k) of the Company Disclosure Schedule, no Acquired Entity has paid or committed to pay any bonus or granted any increase in the base compensation (i) of any director or officer of the Company, or (ii) outside of the Ordinary Course of Business, of any of its other employees;
               (l) Except as set forth in Section 5.11(l) of the Company Disclosure Schedule, no Acquired Entity has entered into any employment (other than at-will employment arrangements terminable without the payment of any severance or other non-statutory obligation), collective bargaining, or similar Contract or modified the terms of any such existing Contract;
               (m) No Acquired Entity has made any other change in employment terms (i) of any director or officer of the Company, or (ii) outside of the Ordinary Course of Business, of any of its other employees;
               (n) Except as set forth in Section 5.11(n) of the Company Disclosure Schedule, no Acquired Entity has made any loan to, or entered into any other transaction with, any of its directors, officers, or employees;
               (o) No Acquired Entity has adopted, amended, modified, terminated or increased the payments, or benefits under, any Company Plan;
               (p) No Acquired Entity has entered into, terminated or received notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which such Acquired Entity is a party that is material to the business of such Acquired Entity, or (ii) any Contract or transaction involving a total remaining commitment by such Acquired Entity of at least $15,000;
               (q) Except as set forth in Section 5.11(q) of the Company Disclosure Schedule, no Acquired Entity has received written notification or other written communication from any landlord, insurance company, material customer or material supplier of an intention to discontinue or change in a material respect the terms of its relationship with such Acquired Entity and, to the Knowledge of the Company, no such Person has Threatened to discontinue or change in a material respect the terms of its relationship with such Acquired Entity;
               (r) No Encumbrance, other than Permitted Encumbrances, has been imposed on any of the material assets of any Acquired Entity;
               (s) Except as set forth in Section 5.11(s) of the Company Disclosure Schedule, there has not been any material change in accounting methods used by the Company, except for any such change required because of a concurrent change in GAAP;
               (t) No Acquired Entity has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any Person involving more than $15,000 singularly, $100,000 in the aggregate, or outside the Ordinary Course of Business;
               (u) Except as set forth in Section 5.11(u) of the Company Disclosure Schedule, no Acquired Entity has issued any note, bond, or other debt security or created,

incurred, assumed, or guaranteed any Liability for borrowed money either involving more than $10,000 singularly or $50,000 in the aggregate;
               (v) No Acquired Entity has waived any right, forgiven any debt or released any claim relating to the business of any Acquired Entity;
               (w) Except as set forth in Section 5.11(w) of the Company Disclosure Schedule, and except in the Ordinary Course of Business, there has not been any amendment or termination of any Contract set forth in Section 5.18(a) of the Company Disclosure Schedule or any waiver, release or assignment of any material rights or claims thereunder;
               (x) There has not been any failure to operate, maintain, repair or otherwise preserve the real property or the personal property owned or leased by any Acquired Entity consistent with past practice and in compliance in all material respects with all applicable Laws and requirements of all applicable Contracts;
               (y) Except as set forth in Section 5.11(y) of the Company Disclosure Schedule, no Acquired Entity has delayed or postponed payment for more than ninety (90) days to any vendor with respect to any accounts payables or other liabilities owing to such vendor either involving more than $10,000 (individually or in the aggregate) or outside the Ordinary Course of Business;
               (z) There has been no change in the manner of collection of the accounts receivable;
               (aa) No Acquired Entity has made or revoked any material tax election, except as required by applicable Law.
               (bb) There has been no amendment, modification or change (or authorization thereof) to the Organizational Documents of any Acquired Entity;
               (cc) Except as set forth in Section 5.11(cc) of the Company Disclosure Schedule, no Acquired Entity has made any payment on any Debt prior to the date such payment was due;
               (dd) Except as set forth in Section 5.11(dd) of the Company Disclosure Schedule, no Acquired Entity has changed, or permitted any change, in the operating hours or any Veterinary Hospital or the hours to be worked by any veterinarian at any Veterinary Hospital
               (ee) No Acquired Entity has failed to maintain any of the Permits required by it to operate in the Ordinary Course of Business
               (ff) Except as set forth in Section 5.11(ff) of the Company Disclosure Schedule, there has not been any amendment, termination or expiration of any Facility Lease or any waiver, release or assignment of any material rights or claims thereunder; and
               (gg) No Acquired Entity has committed to any of the foregoing.

     Section 5.12. Availability, Title to, and Condition of Assets.
               (a) Subject to the Permitted Encumbrances, the Acquired Entities have good and indefeasible title to, or a valid leasehold interest in, all buildings, machinery, equipment, land and other tangible assets that are used by the Acquired Entities (i) including all buildings, machinery, equipment, land and other tangible assets that are reflected on the Financial Statements, or acquired after the Balance Sheet Date, and (ii) including all assets used by the Acquired Entities except for assets which are immaterial to the conduct of the Acquired Entities’ business. Upon the consummation of the Transactions, the Acquired Entities will retain the right to use, and a valid leasehold interest in, all the assets used in the Acquired Entities’ business consisting of leasehold interests, subject to the terms of such leasehold interests.
               (b) All buildings, machinery, equipment, land and other tangible assets used by the Acquired Entities, whether owned or leased, have been maintained in accordance with normal industry practice, consistent with past practice and in compliance in all material respects with all applicable Laws and requirements of all applicable Contracts, are in good repair and operating condition (subject to normal wear and tear), and are suitable for the purposes for which they are presently used. All such buildings, machinery, equipment, and other tangible assets are (i) in the possession of the Acquired Entities and (ii) to the extent owned by the Acquired Entities are, or to the extent leased or otherwise utilized pursuant to Contract such leases or Contract are, free and clear of all Encumbrances, other than Permitted Encumbrances.
     Section 5.13. Legal Compliance.
               (a) The Acquired Entities have complied in all material respects with all applicable Laws in connection with the operation of their respective businesses, and no Action is pending or, to the Knowledge of the Company Threatened against any Acquired Entity alleging any failure to so comply.
               (b) Section 5.13(b) of the Company Disclosure Schedule lists all Drug Enforcement Agency licenses, premise permits and veterinary licenses required for the operation of the respective businesses of the Company and the Company Subsidiaries as presently conducted. The Company and the Company Subsidiaries possess all Permits material to the operation of their respective businesses as presently conducted, all such Permits are in full force and effect and no suspension or cancellation is, to the Knowledge of the Company Threatened. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) constitutes or will result in a violation by the Company or any Company Subsidiary of, or a failure on the part of the Company or any Company Subsidiary to comply in any material respect with, any applicable Law with respect to their respective businesses. Each Permit listed or required to be listed in Section 5.13(b) of the Company Disclosure Schedule is valid and in full force and effect. Except as set forth in Section 5.13(b) of the Company Disclosure Schedule:
                    (i) The Company and each Company Subsidiary is, and at all times since January 1, 2009 has been, in full compliance with all of the terms and requirements of each Permit identified or required to be listed in Section 5.13(b) of the Company Disclosure Schedule;

                    (ii) No event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result in a violation of or a failure to comply with any material term or requirement of any Permit listed or required to be listed in Section 5.13(b) of the Company Disclosure Schedule or (B) result in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit listed or required to be listed in Section 5.13(b) of the Company Disclosure Schedule;
                    (iii) Since January 1, 2009 neither the Company nor any Company Subsidiary has received any written notice or other communication from any Governmental Body or any other Person regarding (A) any actual or alleged violation of or failure to comply with any material term or requirement of any Permit or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit; and
                    (iv) All applications required to have been filed for the renewal of the Permits listed or required to be listed in Section 5.13(b) of the Company Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Bodies.
     Section 5.14. No Change of Control Provision. Except as set forth in Section 5.14 of the Company Disclosure Schedule, no Acquired Entity is a party or subject to any Contract which would require the making of any payment, other than payment of the Per Share Purchase Price as contemplated by this Agreement, to any employee of any Acquired Entity or to any other Person as a result of the consummation of the Transactions, and no employee of any Acquired Entity will accrue additional benefits, severance or accelerated rights to payment of benefits as a result of the consummation of the Transactions (either alone or combined with any other event or transaction), excluding, in each case, any payment or accrual of benefits or severance triggered solely by a termination of an employee without cause by the Company without giving effect to the consummation of the Transactions.
     Section 5.15. Tax Matters.
               (a) Except as set forth on Section 5.15(a) of the Company Disclosure Schedule, with respect to all Tax Returns that are required to be filed by or with respect to each Acquired Entity:
                    (i) such Tax Returns have been duly and timely filed and all such Tax Returns are true, complete and correct in all material respects;
                    (ii) all material Taxes have been paid in full or where payment is not yet due reserved in the Financial Statements in accordance with GAAP; and
                    (iii) all material deficiencies asserted or assessments made as a result of any examinations of any Acquired Entity have been paid in full other than those being contested in good faith by appropriate proceedings and for which adequate reserves have been established and reflected in the Financial Statements in accordance with GAAP.

               (b) Section 5.15(b) of the Company Disclosure Schedule contains a list of all federal or state income and franchise Tax Returns and all material local and foreign Tax Returns filed with respect to the Company with regard to any Tax imposed on the Company for taxable periods ending on or after January 1, 2007.
               (c) Except as set forth on Section 5.15(c) of the Company Disclosure Schedule, no Acquired Entity currently is the beneficiary of any extension of time within which to file any Tax Return.
               (d) To the Knowledge of the Company, no taxing authority has a basis upon which to assess any additional Taxes for any period for which Tax Returns have been filed.
               (e) There is no material Encumbrances for Taxes upon any Acquired Entity’s assets and properties other than Permitted Encumbrances.
               (f) Each Acquired Entity has withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, holders of Equity Interests or other third party.
               (g) No Audit in respect of any Tax Liability is pending with respect to any Tax Liability shown on a Tax return filed by any Acquired Entity. No information related to Tax matters has been requested by any foreign, federal, state, or local taxing authority, nor has any such tax authority notified any Acquired Entity of its intent to open an Audit or other review. To the Knowledge of the Company, there are no material unresolved claims asserted by any taxing authority concerning the Acquired Entities’ Tax Liabilities.
               (h) No Acquired Entity has made any payments, is obligated to make any payments or is a party to an agreement that could obligate it to make any payments that would not be deductible under Code Section 280G or Code Section 162(m), or any corresponding provision of state, local or foreign Tax law.
               (i) Since January 1, 2008, no claim has been made to any Acquired Entity by any taxing authority in a jurisdiction where such Acquired Entity does not file a Tax Return that any Acquired Entity may be subject to Taxes assessed by such jurisdiction.
               (j) No Acquired Entity has requested nor received an adverse ruling from any taxing authority or signed a closing or other agreement with any taxing authority.
               (k) No Acquired Entity has been granted any extension or waiver of the statute of limitations period applicable to any Tax Return or within which any Tax may be assessed or collected by any taxing authority, which period (after giving effect to such extension or waiver) has not yet expired.
               (l) The applicable statute of limitations for the assessment of Taxes for taxable periods ending before December 31, 2001 has expired and no Acquired Entity has waived or agreed to the extension of the applicable statute of limitations.

               (m) No Acquired Entity is a party to, or bound by, nor has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement. All such Tax sharing agreements, Tax indemnification agreements or similar Contracts or arrangements have been or will be cancelled effective as of the Equity Closing Date.
               (n) No Acquired Entity has distributed the stock of another Person, or has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
               (o) No Acquired Entity has participated in any “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision).
               (p) Except as set forth on Section 5.15(p) of the Company Disclosure Schedule, no Acquired Entity has been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which the Company was the parent. No Acquired Entity has liability for the Taxes of any Person (other than an Acquired Entity) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.
               (q) No Acquired Entity is or has been a United States real property holding company as defined in Section 897(c)(2) of the Code.
               (r) No Acquired Entity has unpaid Tax liabilities with respect to the income, property and operations of the Acquired Entities, except for Tax liabilities (i) reflected in the Financial Statements or (ii) that have arisen after the date of the Financial Statements in the Ordinary Course of Business and in a manner consistent with prior periods.
               (s) No Acquired Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending on or after the Equity Closing Date (i) under Section 481 of the Code (or any similar provisions of state, local or foreign Law) as a result of change in method of accounting for a Pre-Closing Tax Period, (ii) pursuant to the provisions of any agreement entered into with any Taxing Authority or pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provisions of state, local or foreign Law) executed on or prior to the Equity Closing Date, (iii) the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Equity Closing Date, (iv) any prepaid amount received on or prior to the Equity Closing Date, (v) under Section 1502 (or any corresponding or similar provision of state, local or foreign Tax law) with respect to an intercompany transaction or excess loss account or (vi) under Section 108(i) of the Code as a result of the discharge of any Debt on or prior to the Equity Closing Date.
               (t) Each Acquired Entity has previously delivered or made available to Parent complete and accurate copies of each of: (i) all Audit reports, letter rulings, technical advice memoranda and similar documents issued by a taxing authority relating to the federal, state, local or foreign Taxes due from or with respect to such Acquired Entity, (ii) the federal income Tax Returns, and those state, local and foreign income Tax Returns filed by such Acquired Entity, and (iii) any closing agreement entered into by such Acquired Entity with any taxing authority in each case existing as of the Equity Closing Date and relating to periods subsequent to January 1, 2007. The Company shall and shall cause each Company Subsidiary to deliver to Parent all materials with respect to the foregoing for all matters arising after the Equity Closing Date.
     Section 5.16. Real Property and Leaseholds.
               (a) Section 5.16(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of (i) each parcel of real property owned by any Acquired Entity in fee simple (the “Owned Real Estate”) and (ii) each parcel of real property in which any Acquired Entity has a leasehold interest, as tenant (the “Leased Real Estate”). The Owned Real Estate and the Leased Real Estate constitute all real properties used or occupied by the Acquired Entities in conducting their business.
               (b) With respect to the Owned Real Estate required to be listed in Section 5.16(a) of the Company Disclosure Schedule:
                    (i) the identified owner has good, marketable, and indefeasible fee simple title to the Owned Real Estate, free and clear of any Encumbrance except for Permitted Encumbrances;
                    (ii) Section 5.16(a) of the Company Disclosure Schedule contains accurate and complete copies of all title reports and title policies any Acquired Entity has obtained with respect to the Owned Real Estate;
                    (iii) there are no pending or Threatened Actions (or any basis therefor) relating to the property or other matters affecting adversely the current use, occupancy, or value thereof;
                    (iv) the legal description for the Owned Real Estate contained in the deed thereof describes such Owned Real Estate fully and adequately, all the buildings and improvements thereon are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements or zoning Laws, and do not encroach on or violate any easement or Encumbrance which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any Permits necessary to use it have not been obtained;
                    (v) there are no Contracts granting to any Person the right of use or occupancy of any portion of the Owned Real Estate;
                    (vi) there are no Contracts to purchase the Owned Real Estate, or any portion thereof, or interest therein;

                    (vii) there are no Persons (other than the Acquired Entities) in possession of the Owned Real Estate, other than tenants under any leases disclosed in Section 5.16(a) of the Company Disclosure Schedule;
                    (viii) all facilities located on the Owned Real Estate are supplied with utilities and other services necessary for the operation of the Acquired Entities’ business, including gas, electricity, water, telephone, sanitary sewer or septic system, and storm sewer or other on-site storm water management system, all of which services are adequate in accordance with all applicable Laws and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the Owned Real Estate; and
                    (ix) the Owned Real Estate abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the Owned Real Estate, and access to the property is provided by paved public right-of-way with adequate curb cuts available.
               (c) With respect to the Leased Real Estate required to be listed in Section 5.16(a) of the Company Disclosure Schedule and except as set forth in Section 5.16(a) of the Company Disclosure Schedule:
                    (i) the Company has delivered or made available to Parent true, correct and complete copies of each lease, license and other documents and amendments thereto by which the Acquired Entities occupy each parcel of Leased Real Estate (each set of such documents is referred to herein as a “Facility Lease”). Section 5.16(a) of the Disclosure Schedule sets forth a true and correct description of each Facility Lease and for each Facility Lease sets forth (i) the start date, (ii) the expiration date, (iii) the remaining renewal terms and (iv) the lease or other payments due and payable as of the date of this Agreement under each Facility Lease, including, without limitation, any base rents and additional rents (i.e., operating expenses, parking costs, option rent, percentage rent);
                    (ii) to the Knowledge of the Company, all fees, tenant improvement allowances and other landlord concessions under each Facility Lease have been paid or performed in full;
                    (iii) none of the Facility Leases prohibit the use of the Leased Real Estate for the purposes each is currently used for, including, as applicable, veterinary services and, to the Knowledge of the Company, no circumstances exist that would now or in the future limit such uses of any Leased Real Estate;
                    (iv) all facilities located on the Leased Real Estate are supplied with utilities and other services necessary for the operation of the Acquired Entities’ business, including gas, electricity, water, telephone, sanitary sewer or septic system, and storm sewer or other on-site storm water management system, all of which services are adequate in accordance with all applicable Laws and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the Leased Real Estate;

                    (v) no Acquired Entity has granted to any Person any right, option, right of first offer or right of first refusal to lease, sublease, use or occupy all or part of any Leased Real Estate;
                    (vi) no commission or other payment is due any real estate broker by any Acquired Entity in connection with the leasing of any of the Leased Real Estate, and there are no agreements, oral or written, under which any real estate broker is entitled to any future payment or commission by any Acquired Entity in connection with the leasing of the Leased Real Estate to such Acquired Entity; and
                    (vii) no Acquired Entity has pledged, encumbered or hypothecated its right, title or interest in or to any Facility Lease or any Leased Real Estate other than Permitted Encumbrances.
     Section 5.17. Intellectual Property.
               (a) The Acquired Entities own or have the right to use pursuant to an enforceable Contract all Intellectual Property necessary to operate the Acquired Entities’ business as currently conducted. Each item of Intellectual Property that the Acquired Entities owned or used immediately prior to the Equity Closing will be owned or available for use by the Acquired Entities on identical terms and conditions immediately subsequent to the Equity Closing. Section 5.17(a) of the Company Disclosure Schedule sets forth a complete list of all Intellectual Property that are material to the operation of the Acquired Entities’ business.
               (b) To the Knowledge of the Company, the conduct by the Acquired Entities of the Acquired Entities’ business does not infringe upon, misappropriate or conflict in any material respect with any Intellectual Property right of any Person, and there are no pending or, to the Knowledge of the Company, Threatened claims alleging that the conduct of the Acquired Entities’ business infringes upon, misappropriates or conflicts in any material respect with the Intellectual Property rights of any Person (including any claim that the Acquired Entities shall license or refrain from using any other Person’s Intellectual Property).
     Section 5.18. Contracts.
               (a) Section 5.18(a) of the Company Disclosure Schedule lists:
                    (i) each Facility Lease;
                    (ii) each capital lease, note payable, or other contract for borrowed money to which any Acquired Entity is a party or is otherwise bound ;
                    (iii) Contracts to which any Acquired Entity is a party or is otherwise bound not made in the Ordinary Course of Business;
                    (iv) each joint venture, partnership, management and other Contract to which any Acquired Entity is a party, or is otherwise bound that involves a sharing of profits, losses, costs or Liabilities by such Acquired Entity with any other Person;

                    (v) each Contract to which any Acquired Entity is a party, or is otherwise bound, providing for payments to any Person (other than any Acquired Entity) based on sales, purchases or profits other than Contracts or commitments that can or in reasonable probability will be completed within thirty (30) days of the Equity Closing Date or can be terminated within such thirty (30) day period without payment of a penalty in excess of $25,000;
                    (vi) all Contracts entered into by any Acquired Entity that provide for an aggregate payment from such Acquired Entity in excess of $50,000 in any contract year other than Contracts or commitments that can or in reasonable probability will be completed within thirty (30) days of the Equity Closing Date or can be terminated within such thirty (30) day period without payment of a penalty in excess of $15,000;
                    (vii) any Contract concerning confidentiality or non-competition that is in effect as of the date of the Agreement; and
                    (viii) each contract with a veterinarian for the performance of services to the Acquired Entities.
               (b) With respect to each Contract set forth on Section 5.18(a) of the Company Disclosure Schedule, (i) the Contract is enforceable and in full force and effect, and has not been terminated, canceled, amended or modified, (ii) the Contract will continue to be enforceable following the consummation of the Transactions without modification to the terms thereof, (iii) no Acquired Entity is in Breach of such Contract and the Company has no Knowledge of any Breach by any other party thereto, and (iv) no party to the Contract has repudiated any provision of the Contract. To the Knowledge of the Company, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid or payable to any Acquired Entity under current or completed Contracts set forth in Section 5.18(a) of the Company Disclosure Schedule with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation. The Company has delivered or made available to Parent true, correct and complete copies of each Contract set forth in Section 5.18(a) of the Company Disclosure Schedule and all amendments and supplements thereto.
     Section 5.19. Litigation.
               (a) Except as set forth in Section 5.19 of the Company Disclosure Schedule, no Acquired Entity is (i) subject to any outstanding order, writ, injunction, judgment or decree of any Governmental Body or (ii) a party to, the subject of, or is to the Knowledge of the Company, Threatened to be made a party to or the subject of any Action.
               (b) To the Knowledge of the Company, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.
     Section 5.20. Labor; Employees.
               (a) No Acquired Entity is a party to or bound by any collective bargaining contract, nor has any it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes, nor to the Knowledge of the Company, have any been Threatened. To the Knowledge of the Company, no Acquired Entity has committed any unfair labor practice (as determined under Law). To the Knowledge of the Company no organizational effort is currently being made or Threatened by or on behalf of any labor union with respect to any Acquired Entity’s employees. There is not pending and no Acquired Entity has been, to the Knowledge of the Company, Threatened with, an investigation or proceeding under any Law or order which prohibits discrimination, retaliation or harassment of employees or which requires affirmative action regarding employment with respect to any Acquired Entity’s employees.
               (b) Section 5.20(b) of the Company Disclosure Schedule contains an accurate list of (i) all employment Contracts between each Acquired Entity and the employees of such Acquired Entity, other than Contracts which are terminable at will without any payment becoming due as a result of such termination other than (x) severance payments pursuant to the Acquired Entities’ employment policies applicable to all similarly situated employees, and (y) payments that are required by Law, and (ii) a list of all employee handbooks and/or manuals relating to the Acquired Entities’ employees, true and complete copies of which have been made available to Parent.
               (c) Since January 1, 2008, the Acquired Entities have operated in material compliance with the applicable provisions of the WARN Act or other similar Laws of any jurisdiction in connection with any obligations with respect to persons employed by the Acquired Entities that arise prior to and including the Equity Closing Date.
     Section 5.21. Employee Benefits.
               (a) Section 5.21 of the Company Disclosure Schedule lists all plans and other arrangements that currently are in effect which provide compensation or benefits to current or former officers, directors, consultants, employees or leased employees of any Acquired Entity, including, without limitation, all “employee benefit plans” as defined in Section 3(3) of ERISA, and all bonus, stock option, stock purchase, incentive, phantom stock, deferred compensation, supplemental retirement, insurance, severance and other similar fringe or employee benefit plans, and all employment, consulting or executive compensation agreements covering any current or former officer, director, employee or consultant of any Acquired Entity or the beneficiaries or dependents of any such current or former officer, director, employee or consultant (collectively, the “Company Plans”). No Acquired Entity maintains any deferred compensation which is currently in effect. No Acquired Entity has any liability with respect to any plan or arrangement of the type described in the preceding sentence other than the Company Plans.
               (b) The Company has delivered to Buyer and Parent with respect to each Company Plan true and complete copies of: (i) the most recent documents constituting the Company Plan and all amendments thereto, (ii) any related trust agreement or other funding instrument currently in effect and all other material Contracts currently in effect with respect to such Company Plan, (iii) the currently effective summary plan description and any subsequent summary of material modifications and any other currently effective material written communication (or a written description of any material oral communications) by an Acquired

Entity to its employees generally concerning the extent of the benefits provided, (iv) the three most recent annual reports (Form 5500 Series) including all relevant schedules (as applicable), (v) the most recent IRS determination or opinion letter for each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code, (vi) the most recent audited financial statements for each funded Company Plan, and (vii) all written correspondence for the last three years with any Governmental Body regarding the administration or operation of the Company Plan.
               (c) Except as disclosed on Section 5.21(c) of the Company Disclosure Schedule, each Company Plan complies with and has been maintained, operated and administered in compliance with its terms and any related documents or Contracts and in compliance with all applicable Laws.
               (d) No individual who has performed services for any Acquired Entity has been improperly excluded from participation in any Company Plan.
               (e) Neither the Company nor any member of the same controlled group of businesses as the Company within the meaning of Section 4001(a) (14) of ERISA (an “ERISA Affiliate”) is or ever was a sponsor or obligated to contribute to, or has any liability (whether contingent or otherwise) with respect to, any plan that is or has been covered by Title IV of ERISA or Section 412 of the Code, any “multiemployer plan” as defined in Section 3(37) of ERISA, any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, funded by a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code, or a “pension plan” as defined in Section 3(2) of ERISA that is not intended to be qualified under Section 401(a) of the Code.
               (f) Each Company Plan that is required to comply with the provisions of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B, and the provisions of Part 7 of Subtitle B of Title I of ERISA and Code Section 4980D, has complied in all material respects with such provisions.
               (g) Except as set forth on Section 5.21(g) of the Company Disclosure Schedule, no Acquired Entity has any obligation to provide or make available any post-employment or post-service benefit under any Company Plan that is a “welfare plan” as defined in Section 3(1) of ERISA for any current or former officer, director, consultant, employee or leased employee (or their respective beneficiaries) of any Acquired Entity, except as may be required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and at the sole expense of such individual. There are no reserves, assets, surpluses or prepaid premiums with respect to any Company Plan that is a “welfare plan” as defined in Section 3(1) of ERISA.
               (h) Except as set forth on Section 5.21(h) of the Company Disclosure Schedule, no Acquired Entity or ERISA Affiliate has failed to make any material contributions or to pay any material amounts due and owing as required by the terms of any Company Plan. All unpaid liabilities or expenses of any Acquired Entity in respect of any Company Plan (including workers’ compensation) have been properly accrued on such Acquired Entity’s most recent financial statements in compliance with GAAP.

               (i) Each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code and has received a favorable determination letter (if such plan is an individually designed plan) or favorable opinion letter (if such plan is a prototype plan) from the IRS to the effect that the Company Plan satisfies the requirements of Section 401(a) of the Code as to its form and that its related trust is exempt from taxation under Section 501(a) of the Code as to its form and nothing has occurred that could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA, the Code or other applicable Law.
               (j) No amounts payable under the Company Plans will fail to be deductible for federal income tax purposes by virtue of Sections 162(m) or 280G of the Code.
               (k) Except as set forth in Section 5.21(k) of the Company Disclosure Schedule, other than routine claims for benefits under the Company Plans, there are no pending or Threatened or, to the Knowledge of the Company, contemplated disputes, Actions, Encumbrances, audits or controversies involving the Company Plans or the fiduciaries, administrators or trustees of any of the Company Plans or the Acquired Entities or any ERISA Affiliate either as the employer or sponsor under any Company Plan, with any Governmental Body, any participant in or beneficiary of any Company Plan or any other Person whomsoever. Except as set forth in Section 5.21(k) of the Company Disclosure Schedule, neither the Company nor any other Acquired Entity has Knowledge of any reasonable basis for any such dispute, Action, Encumbrance or controversy.
               (l) None of the Company Plans has any material unfunded liabilities not reflected on the Financial Statements on the Balance Sheet Date.
               (m) No Acquired Entity or ERISA Affiliate has engaged in a “listed transaction” as defined in Treas. Reg. §1.6011-4(b)(2).
               (n) Except as set forth on Section 5.21(n) of the Company Disclosure Schedule, there have been no “prohibited transactions” within the meaning of Section 406 of ERISA or of Section 4975 of the Code, or breaches of any duty imposed by ERISA on “fiduciaries” as defined in Section 3(21) of ERISA, with respect to any Company Plan that could result in any liability or excise tax under ERISA or the Code being imposed on any Acquired Entity.
               (o) All assets attributable to any Company Plan have been held in trust unless a statutory or an administrative exemption to the trust requirements of Section 403(a) of ERISA applies.
               (p) Each Company Plan that is a “nonqualified deferred compensation plan,” as defined in Section 409A(d)(1) of the Code, and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance with Section 409A of the Code since January 1, 2005, and has complied in documentation since January 1, 2009. No Company Plan that would be such a nonqualified deferred compensation plan but for the effective date provisions applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, has been “materially modified” within the meaning of

Section 1.409A-6(a)(4) of the Treasury Regulations after October 3, 2004, in a manner that would cause it not to comply with Section 409A of the Code.
               (q) Except as set forth in Section 5.21(q) of the Company Disclosure Schedule, no current or former officer, director, employee, leased employee or consultant (or their respective beneficiaries) has or will obtain a right to receive a gross-up payment from any Acquired Entity with respect to any taxes that may be imposed upon such individual under Section 409A of the Code, Section 4999 of the Code or otherwise.
               (r) No Acquired Entity has any plan or Contract, whether legally binding or not, to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by Law, to modify any Company Plan.
               (s) Except as set forth in Section 5.21(s) of the Company Disclosure Schedule, the Company has reserved all rights necessary to amend or terminate each of the Company Plans without the consent of any other Person.
               (t) No Company Plan covers any current or former officers, directors, employees, leased employees or consultants agents (or their respective beneficiaries) of an Acquired Entity outside of the United States.
     Section 5.22. Environmental, Health, and Safety Matters. The Acquired Entities are in compliance in all material respects with all Environmental, Health, and Safety Requirements in connection with the ownership, use, maintenance or operation of the Acquired Entities’ assets. There are no Actions pending or, to the Knowledge of the Company, Threatened by any Person claiming that any properties or assets used in the Acquired Entities’ business are not, or that the Acquired Entities’ business has not been conducted, in compliance in all material respects with all Environmental, Health and Safety Requirements.
     Section 5.23. Insurance. Section 5.23 of the Company Disclosure Schedule sets forth a true and accurate list of each insurance policy currently maintained by or at the expense of or for the direct or indirect benefit of the Acquired Entities and, with respect to each such insurance policy: (i) the name of the insurance carrier that issued such policy and the policy number of such policy; (ii) whether such policy is a “claims made” or “occurrences” policy; and (iii) a description of the coverage provided by such policy. All such summaries are true and correct in all material respects and each policy described therein is valid, enforceable, and in full force and effect. Since the Balance Sheet Date, no Acquired Entity has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any such insurance policy, (b) refusal of any coverage or rejection of any material claim under any such insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any such insurance policy. Except as set forth on Section 5.23 of the Company Disclosure Schedule, there are no pending claims under or based upon any of the insurance policies of the Acquired Entities listed on Section 5.23 of the Company Disclosure Schedule.

     Section 5.24. Affiliate Transactions. Except as set forth in Section 5.24 of the Company Disclosure Schedule:
               (a) no current officer, director, or Affiliate of any Acquired Entity has any direct or indirect interest of any nature in any Acquired Entity, other than Company Common Stock and Company Options;
               (b) no current or former officer, director or Affiliate of any Acquired Entity is indebted to any Acquired Entity;
               (c) no current officer, director, or Affiliate of any Acquired Entity is a party to, or to the Knowledge of the Company, has had, at any time since January 1, 2008 any direct or indirect financial interest in, any Contract to which any Acquired Entity is a party;
               (d) to the Knowledge of the Company, no current officer, director or Affiliate of any Acquired Entity is competing, directly or indirectly, with any Acquired Entity in any market served by any Acquired Entity; and
               (e) no current officer, director or Affiliate of any Acquired Entity has or has asserted any claim or right against any Acquired Entity that is unresolved.
     Section 5.25. Accounts Receivable and Payable.
               (a) All of the accounts receivable of the Acquired Entities as reflected in the 2009 Financial Statements and any additional accounts receivable of the Company recorded in the books and records of the Acquired Entities thereafter are, and as of the Equity Closing Date will be (in each case if not previously paid), accounts receivable that arose in the Ordinary Course of Business and represent bona fide claims of the Acquired Entities against debtors for sales, services performed or other charges arising on or before the date hereof and all goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, contracts or customer requirements in all material respects. To the Knowledge of the Company, the accounts receivable are subject to no defenses, counterclaims or rights of set-off.
               (b) The accounts payable of the Acquired Entities reflected on the 2009 Financial Statements represented valid obligations arising from purchases actually made in bona fide arms’ length transactions entered into in the Ordinary Course of Business.
     Section 5.26. Disclosure and Internal Controls; Complaints.
               (a) Disclosure and Internal Controls. The Company (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed, based on its most recent evaluations, to its outside auditors and the audit committee of the board of directors of the Company, (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
               (b) Complaints. Since the Balance Sheet Date, no Acquired Entity nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or outside corporate or securities legal counsel of any Acquired Entity, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether made in writing or made orally to any director, executive officer, or inside legal counsel or, to the Knowledge of the Company, outside legal counsel to the Acquired Entities, regarding the accounting or auditing practices, procedures, methodologies, or methods of Acquired Entities or its respective internal accounting controls, including any complaint, allegation, assertion, or claim that any of the Acquired Entities has engaged in questionable accounting or auditing practices.
     Section 5.27. Full Disclosure. To the Knowledge of the Company, all written information provided to the Parent or its Representatives by on or behalf of the Acquired Entities or any of their Representatives do not contain any untrue statement or omit to state a material fact necessary to make any statement contained therein, in light of the circumstances in which it was made, not misleading.
ARTICLE VI.
PRE-CLOSING COVENANTS
     The Parties agree as follows with respect to the period between the execution of this Agreement and the earlier of the Equity Closing and the Termination Date, unless otherwise stated:
     Section 6.1. General. Each Party will use its Commercially Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate, make effective, and comply with all of the terms of this Agreement and the Transactions including satisfaction of all of the conditions to Equity Closing for which it is responsible or otherwise controls as set forth in ARTICLE VIII.
     Section 6.2. Notices and Consents.
               (a) The Company will, and will cause each Company Subsidiary, to give any notices to third parties, and will use its Commercially Reasonable Best Efforts to obtain any third party Consents listed on Section 5.3(c) of the Company Disclosure Schedule or that Parent reasonably requests. The Company will and will cause each Company Subsidiary to give any notices to, make any filings with, and use its Commercially Reasonable Best Efforts to obtain any Consents of Governmental Bodies, if any, required pursuant to any applicable Law in connection with the Transactions including in connection with the matters referred to in Section 5.3(c) of the Company Disclosure Schedule. Parent shall reasonably cooperate with the Company in obtaining such third-party Consents, which cooperation shall include, without limitation, making available to the Company on a timely basis information concerning Parent and Buyer that is reasonably necessary or otherwise required to be furnished in connection with obtaining any such Consents; provided, notwithstanding anything contained in this Section 6.2(a) or this Agreement to the contrary, neither Parent nor Buyer shall be obligated to provide any material non-public information to the Company, or to any Person, or be required to make public disclosure of any material non-public information.
               (b) Each Party will cooperate and use its Commercially Reasonable Best Efforts to agree jointly on a method to overcome any objections by any Governmental Body to the Transactions.
               (c) Nothing in this Section 6.2 will require that (i) Parent or its Affiliates divest, sell, or hold separately any of its assets or properties, or (ii) Parent, its Affiliates, or the Company (the determination with respect to which Parent will make) take any actions that could materially adversely affect the normal and regular operations of Parent, its Affiliates, or the Company after the Equity Closing.
               (d) The Company shall use its Commercially Reasonable Best Efforts to deliver, within three (3) Business Days of the date of this Agreement, a redemption notice, in the form of Exhibit L, to all holders of outstanding warrants to purchase shares of Company Common Stock with an exercise price of $0.10 per share (the “Redemption Notices”).
               (e) The Company will, and will cause each Company Subsidiary, to use its Commercially Reasonable Best Efforts to give the notices, make the filings and payments, and take such other actions as described in Schedule H.
     Section 6.3. Operation of the Company’s Business. Without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall not, and shall cause each Company Subsidiary not to, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business or engage in any practice, take any action, or enter into any transaction of the sort described in Section 5.11, or settle any pending or Threatened Action. Subject to compliance with applicable Law, from the date hereof until the earlier to occur of the Equity Closing or the Termination Date, the Company will confer on a regular and frequent basis with one or more designated Representatives of Parent to report on operational matters and the general status of the Acquired Entities’ ongoing business and will promptly provide to Parent or its designated Representatives copies of all filings any Acquired Entity makes with any Governmental Body during such period.
     Section 6.4. Preservation of Business. The Company will, and will cause each Company Subsidiary, to use its Commercially Reasonable Best Efforts to keep its business and properties substantially intact, including its present operations, physical facilities, Permits, Facility Leases and working conditions, and relationships and goodwill with lessors, licensors, suppliers, customers, and employees.
     Section 6.5. Full Access; Non-Disclosure.
               (a) The Company will, and will cause each Company Subsidiary, to (a) permit Representatives of Parent (including financing providers) to have full access at all reasonable times, and in a manner so as not to unreasonably interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records, Permits,

Contracts, and documents and all financial, operating and any other data pertaining to the Acquired Entities, including for the avoidance of doubt, the right to have Representatives of Parent present on a daily basis at the Company’s corporate offices, provided that such Representatives’ activities are consistent with the foregoing provisions; (b) furnish copies of all such books, records, Permits, Contracts and documents and all financial, operating and other data, and other information as Parent may reasonably request; and (c) otherwise cooperate and assist, to the extent reasonably requested by Parent, with Parent’s investigation of the properties, assets and financial condition of the Acquired Entities. In addition, Parent shall have the right to have the Owned Real Estate, Leased Real Estate and tangible personal property of any Acquired Entity inspected by Parent at Parent’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Owned Real Estate, Leased Real Estate and such tangible personal property. No investigation pursuant to this Section 6.5(a) will affect any representations or warranties made herein or the conditions to the Parties’ obligations to consummate the Transactions. If this Agreement is terminated or expires, Parent shall reimburse the Company for the reasonable and necessary costs actually paid to repair any damage to property directly caused by any Representative of Parent during the course of any on-site investigation of the properties of the Company.
               (b) Prior to the Equity Closing, except as may be required by Law, stock exchange or otherwise contemplated herein or in the Confidentiality Agreement (defined below) any information provided to Parent or its Representatives pursuant to this Agreement shall be held by Parent and its Representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement dated as of January 5, 2010 by and between Parent and the Company (the “Confidentiality Agreement”).
     Section 6.6. Publicity. Upon execution of this Agreement, Parent and the Company shall issue the press release attached hereto as Exhibit K, which press release has been mutually agreed to by Parent, the Company and the Sellers’ Representative. The Company and the Sellers shall afford Parent a reasonable opportunity to review, comment on and discuss with the Company and the Sellers, as applicable, (i) any press release, filing with any regulatory agencies, or other written public announcement or statement to be issued by the Company, or (ii) any press release, filing with any regulatory agencies, or other written public announcement or statement to be issued by any Seller relating to the Transactions, and the Company and the Sellers shall make such changes reasonably requested by Parent; provided, however, that in no event will the Company or any Seller be required to delay any filing or announcement required to be made by any applicable Law beyond the relevant due date for such filing or announcement. Parent and the Company shall cooperate with each other to mutually determine in good faith the means by which the Company’s employees, customers and suppliers will be informed of the Transactions.

     Section 6.7. Notification. The Company will give prompt written notice to Parent of any development occurring after the date of this Agreement, or any item about which such Person did not have Knowledge on the date of this Agreement, which causes or reasonably could be expected to cause a Breach of any of the representations and warranties in ARTICLE V or any covenant set forth in this ARTICLE VI. Parent will give prompt written notice to the Company of any development occurring after the date of this Agreement, or any item about which Parent did not have Knowledge on the date of this Agreement, which causes or reasonably could be expected to cause a Breach of any of the representations and warranties in ARTICLE III or any covenant set forth in this ARTICLE VI. No disclosure by any Party pursuant to this Section 6.7 will be deemed to amend or supplement the Company Disclosure Schedules or to prevent or cure any misrepresentation or Breach of any representation, warranty, or covenant.
     Section 6.8. Acquisition Proposals.
               (a) None of the Sellers or the Acquired Entities shall, nor shall any of the foregoing authorize or permit any Representative of, the Sellers or any Acquired Entity to, (i) directly or indirectly solicit or initiate the submission of, any Acquisition Proposal (as defined below), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.
               (b) For purposes of this Agreement: “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or an Affiliate of Parent) for (i) a merger, acquisition consolidation, purchase or similar transaction involving any equity security of the Company or (ii) the acquisition (other than an acquisition by Parent or an Affiliate of Parent) of all or substantially all of the assets of the Company.
     Section 6.9. Tax Matters.
               (a) Tax Matters. Without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, neither the Company nor any of its Subsidiaries, shall make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to the extension or wavier of the limitations period applicable to any Tax claim or assessment, or take or omit to take any other action if such action or omission would have the effect of materially increasing the Tax Liability of any Acquired Entity, Parent, or Buyer.
               (b) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall by paid by the Sellers when due, and the Sellers will, at their own expenses, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Parent will, and will cause the Company, to join in the execution of any such tax returns and other documentation.
     Section 6.10. Payment of Liabilities. From the date hereof until the Equity Closing Date, the Company shall, and shall cause each of the Company Subsidiaries to, pay or otherwise satisfy the Liabilities arising in the Ordinary Course of Business in a manner consistent with past custom and practice.
     Section 6.11. Exercise of Warrants. Each Seller hereby agrees, without taking any further action, that immediately prior to the Equity Closing each Seller shall be deemed to have exercised, on a cashless basis at the Per Share Purchase Price, that number of warrants to purchase shares of Company Common Stock with an exercise price of $0.10 per share set forth next to such Seller’s name on Schedule G attached hereto (the “Warrant Shares”), to the extent not previously exercised.
ARTICLE VII.
POST-CLOSING COVENANTS
     Section 7.1. General. In case at any time after the Equity Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Seller will take such further action (including executing and delivering such further instruments and documents) as Parent or Buyer reasonably may request, all at the Parent’s or Buyer’s sole cost and expense (unless Parent or Buyer is entitled to indemnification therefor under ARTICLE X). After the Equity Closing, Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Acquired Entities.
     Section 7.2. Board of Directors. Immediately following the Equity Closing, the remaining directors of the Company shall take all necessary or desirable action to appoint those persons identified on Schedule E to the Company’s board of directors. Following the Equity Closing Date and prior to the closing of the Merger, Parent shall be entitled to designate, at its option, upon notice to the Company the members of the Board of Directors, provided that until earlier of the Merger Closing and the termination or expiration of the Merger Agreement, the Company’s Board of Directors shall have at least two directors who are not officers, directors, or employees of Parent (the “Independent Directors”). To the fullest extent permitted by applicable law, the Company shall take all actions requested by Parent which are reasonably necessary to effect the election of any such designee or designees, including the inclusion in the Information Statement, or a separate mailing, of the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the making of such mailing as part of the Information Statement or otherwise, as requested by Parent (provided that Parent shall have provided to the Company on a timely basis all information required to be included with respect to Parent’s designees to the Board of Directors). Following the election or appointment of Parent’s designees pursuant to this Section 7.2 and prior to the Merger Closing, any amendment, or waiver of any term or condition, of this Agreement, the Merger Agreement or any other Transaction Document to which the Company is a party, or any termination of this Agreement or the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Buyer or waiver or assertion of any of the Company’s rights hereunder or thereunder, or any other consents or actions by the

Board of Directors with respect to this Agreement or the Merger Agreement, will require, and will require only, the concurrence of the Independent Directors, except to the extent that applicable law requires that such action be acted upon by the full Board of Directors, in which case such action will require the concurrence of the Independent Directors, and no other action by the Company shall be required for purposes of this Agreement or the Merger Agreement. The Independent Directors shall be constituted as a Special Committee of the Company’s Board of Directors on the Equity Closing Date.
     Section 7.3. Litigation Support. So long as any Party actively is contesting or defending against any Action in connection with (a) the Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Equity Closing Date involving any Acquired Entity, each other Party will cooperate with such Party and such Party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as will be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party or one of its Affiliates is entitled to indemnification therefor under ARTICLE X).
     Section 7.4. Transition. No Seller will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Acquired Entities from maintaining its existing business relationships with the Acquired Entities after the Equity Closing on the same terms as it maintained with the Acquired Entities prior to the Equity Closing. Each Seller will, and will cause its Affiliates to, refer all customer, supplier, and other inquiries relating to the businesses of the Acquired Entities to Parent, or an Affiliate thereof.
     Section 7.5. Director & Officer Insurance. Subject to commercial availability, Parent will purchase a six (6) year run-off director and officer liability insurance policy, effective as of the Equity Closing, for the benefit of the directors and officers of the Company prior to the Equity Closing Date (the “D&O Tail Policy”). The D&O Tail Policy will provide substantially the same coverage and amounts and contain terms and conditions as the Company’s current directors and officers insurance policy and which are in the aggregate substantially no less advantageous with respect to claims arising from or related to acts or omissions prior to the Equity Closing Date by the directors and officers of the Company in their capacities as such.
     Section 7.6. Confidentiality.
               (a) From and after the Equity Closing Date through the second (2nd) anniversary of the Equity Closing Date, the Sellers shall not and shall cause their Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Parent or Buyer or use or otherwise exploit for its own benefit or for the benefit of anyone other than Parent or Buyer, any Confidential Information (as defined below). The Sellers shall not have any obligation to keep confidential (or cause its Representatives or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, however, that in the event disclosure is required by applicable Law, the Sellers shall, to the extent reasonably possible, provide Parent and Buyer with prompt notice of such requirement prior to making any disclosure so that Parent or Buyer may seek an appropriate protective order. For purposes of this Section 7.6, “Confidential Information” means any information with respect to the Acquired Entities including methods of operation, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes available to the public other than as a result of a disclosure by the Sellers in violation of this Agreement, or (ii) is or becomes available to the Sellers on a non-confidential basis from a source other than the Acquired Entities or any of its Representatives, provided that such Sellers did not know, or have reason to believe, after reasonable inquiry, that such source was subject to an obligation not to disclose such information.
               (b) The covenants and undertakings contained in this Section 7.6 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.6 will cause irreparable injury to Parent and Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 7.6 will be inadequate. Therefore, Parent and Buyer will be entitled to a temporary or permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.6 without the necessity of proving actual damage or posting any bond whatsoever. The rights and remedies provided by this Section 7.6 are cumulative and in addition to any other rights and remedies which Parent and Buyer may have hereunder or at law or in equity.
ARTICLE VIII.
CLOSING CONDITIONS
     Section 8.1. General Conditions. The obligations of the Parties to effect the Equity Closing shall be subject to the satisfaction of the following conditions unless waived in writing by Parent, the Sellers’ Representative and the Company:
               (a) No Injunction. No Law or order, injunction, judgment, decree, ruling, assessment, or award shall have been enacted, entered, issued or promulgated by any Governmental Body (and be in effect) which prohibits the consummation of the Equity Purchase or any of the other Transactions.
               (b) Legal Proceedings. No Governmental Body shall have initiated proceedings to restrain or prohibit the Equity Purchase or any of the other Transactions or force rescission, unless such Governmental Body shall have withdrawn and abandoned any such proceedings prior to the time which otherwise would have been the Equity Closing Date and there shall not have been any Law or order which would require the divestiture by the Company of a material portion of the assets of the Company used in the Company’s Business, taken as a whole, or impose any material limitation on the ability of the Company to conduct the Company’s Business, taken as a whole, following the Equity Closing.

               (c) Regulatory Approval. All regulatory approvals or waivers required to consummate the Transactions shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such approvals or waivers shall contain any conditions, restrictions or requirements which would reduce the benefits of the Transactions to Parent in any material respect.
     Section 8.2. Conditions Precedent to Obligation of Parent and Buyer. Parent’s and Buyer’s obligation to consummate the Equity Closing is subject to the satisfaction on or prior to the Equity Closing Date of each condition precedent listed below, any of which may be waived in writing by Parent and/or Buyer.
               (a) Accuracy of the Sellers Representations and Warranties. All representations and warranties of the Sellers set forth in ARTICLE IV, shall have been accurate and complete in all respects on the date when made and on the Equity Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain accurate and complete in all respects as of such date) with the same effect as if made on and as of the Equity Closing Date, without giving effect to any supplements to the Sellers Disclosure Schedule.
               (b) Accuracy of Representations and Warranties of the Company. All representations and warranties of the Company set forth in ARTICLE V shall have been accurate and complete in all material respects on the date when made and on the Equity Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain accurate and complete in all material respects as of such date and except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties shall have been accurate and complete in all respects) with the same effect as if made on and as of the Equity Closing Date, without giving effect to any supplements to the Company Disclosure Schedule.
               (c) Compliance with Obligations. The Sellers and the Company shall have performed and complied with all of their covenants and obligations under the Transaction Documents to be performed or complied with at or prior to the Equity Closing (singularly and in the aggregate).
               (d) No Material Adverse Effect. Since the Balance Sheet date there shall have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Acquired Entities taken as a whole.
               (e) Consents.
                    (i) The Company shall have obtained a written consent to the consummation of the Transactions from each of the parties identified in Section 5.3 of the Company Disclosure Schedule, other than with respect to each note payable identified in Section 5.3 that requires Consent for prepayment thereof (the “Prepayment Notes”); and
                    (ii) The Company shall have obtained a written consent from the holder of each Prepayment Note to the prepayment of each Prepayment Note, other than with respect to a maximum aggregate amount of Prepayment Notes, including all accrued and unpaid interest relating thereto as of the Equity Closing Date, and any accrued late fees or other payment obligations with respect thereto, not to exceed $1,000,000 as of the Equity Closing Date.
                    (f) Transaction Documents. Each of the Sellers and the Company shall have duly executed or caused the execution of the Transaction Documents to which it is a party, and delivered each of the documents and instruments required to be delivered by it pursuant to Section 2.4(a).
                    (g) Information Statement. An information statement (the “Information Statement”), in form and substance reasonably satisfactory to Parent, that complies in all material respects with the requirements of the Exchange Act (and the rules and regulations promulgated thereunder) and the DGCL, relating to the written consent of the stockholders of the Company approving the adoption of the Merger Agreement and the consummation of the Merger and the other Transactions, shall have been prepared and delivered to Parent.
                    (h) Payoff Letters. The payoff letters shall have been delivered to Parent in accordance with Section 2.4(a)(ix); provided, however that notwithstanding the foregoing the Company shall not be deemed in Breach of this condition to Closing if it does not obtain a payoff letter from the holders of Prepayment Notes from whom the Company does not obtain a consent as specifically permitted and in accordance with Section 8.2(e)(ii) hereof.
                    (i) Pre-Closing Actions. The Company shall have given the notices, made the filings and payments, and taken such other actions as described in Schedule H.
     Section 8.3. Conditions Precedent to Obligations of the Company and the Sellers. The obligation of the Company and the Sellers to consummate the Transactions contemplated to occur in connection with the Equity Closing is subject to the satisfaction on or prior to the Equity Closing Date of each condition precedent listed below, any of which may be waived by the Company and the Sellers’ Representative.
                    (a) Accuracy of Representations and Warranties. All representations and warranties of Parent and Buyer set forth in ARTICLE III, shall have been accurate and complete in all respects on the date when made and on the Equity Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain accurate and complete in all respects as of such date) with the same effect as if made on and as of the Equity Closing Date, without giving effect to any supplements to the Parent Disclosure Schedule.
                    (b) Compliance with Obligations. Parent and Buyer shall have performed and complied with all of its covenants and obligations under the Transaction Documents to be performed or complied with at or prior to Equity Closing (singularly and in the aggregate).
                    (c) Transaction Documents. Parent and Buyer shall have duly executed and delivered each of the documents and instruments required to be delivered by it pursuant to Section 2.4(b).

                    (d) D&O Tail Policy. Parent shall have purchased the D&O Tail Policy to be effective on the Equity Closing Date.
ARTICLE IX.
TERMINATION
     Section 9.1. Termination of Agreement. The Parties may terminate this Agreement upon written notice thereof to each of the other Parties hereto and the Transactions may be abandoned at any time prior to the Equity Closing Date, as provided below:
               (a) by the mutual written consent of Parent and the Sellers; or
               (b) by Parent if the Merger Agreement has been terminated or expired or if any Action seeking to prohibit, restrain, invalidate, or collect Damages as a result of, the consummation of the Equity Purchase, the Merger or the other Transactions, is pending; or
               (c) by either the Sellers on the one hand, or Parent, on the other hand, if the Transactions are not consummated on or before the Expiration Date, provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any Party if the failure to consummate the Transactions on or before the Expiration Date resulted from such Party’s Breach of any representation, warranty, agreement or obligation under any Transaction Document; or
               (d) by Parent if any of the conditions provided for in Section 8.1 or Section 8.2 of this Agreement has not been satisfied on or before the Expiration Date or shall have become incapable of satisfaction or fulfillment on or before the Expiration Date (other than as a result of a Breach of this Agreement by Parent) and Parent has not waived such conditions; or
               (e) by the Sellers if any of the conditions provided for in Section 8.1 or Section 8.3 of this Agreement has not been satisfied on or before the Expiration Date or shall have become incapable of satisfaction or fulfillment on or before the Expiration Date (other than as a result of a Breach of this Agreement by the Sellers or the Company) and the Sellers have not waived such conditions; or
               (f) by Parent, if (i) the board of directors of the Company (A) withdraws, modifies or changes its recommendation of this Agreement, the Merger Agreement or the Merger in a manner adverse to Parent or shall have resolved pursuant to valid board action to do any of the foregoing, or (B) shall have recommended to the stockholders of the Company any Acquisition Proposal or resolved by valid board action to do so; or (ii) the Transactions shall not have been consummated prior to the Expiration Date and (A) a third party shall have made or caused to be made an Acquisition Proposal or (B) any “group” (as defined in Section 13(d)(3) of the Exchange Act) or Person (including the Company or any of its Affiliates), other than Parent or any of its Affiliates, shall have become the beneficial owner of more than fifty percent (50%) of the outstanding shares of the Company Common Stock.
     Section 9.2. Effect of Termination. Except for the obligations under this ARTICLE IX and ARTICLE XII, if this Agreement is terminated under Section 9.1, then all further obligations of the Parties under this Agreement will terminate. Except as otherwise set forth herein, such termination shall be without liability of any Party to any other Party; provided, however that notwithstanding the foregoing, such termination shall not relieve any Party of Liability for any Breach of this Agreement which occurs prior to termination. If any Party hereto terminates this Agreement pursuant to Section 9.1(d) or Section 9.1(e), which right of termination arises as a result of a Breach of any representation, warranty or covenant, then the rights of the non-Breaching Party(ies) to pursue all legal remedies for Damages such Party(ies) suffer will survive such termination unimpaired and no election of remedies will have been deemed to have been made.
ARTICLE X.
INDEMNIFICATION
     Section 10.1. Survival of Representations and Warranties.
               (a) Each representation and warranty of the Sellers contained in ARTICLE IV, in any of the Transaction Documents, or any certificate related to such representations and warranties shall survive the Equity Closing and will continue in full force and effect in perpetuity.
               (b) Each representation and warranty of the Company contained in ARTICLE V or in any of the Transaction Documents, and any certificate related to such representations and warranties will survive the Equity Closing and will continue in full force and effect until the first to occur of (i) the Merger Closing, or (ii) 11:59 p.m. Los Angeles time on the one hundred and twentieth (120th) day following the Equity Closing.
               (c) Each representation and warranty of Parent and Buyer contained herein, and any certificate related to such representations and warranties will survive the Equity Closing and will continue in full force and effect in perpetuity.
     Section 10.2. Indemnification Provisions for the Benefit of the Parent Indemnified Parties.
               (a) Indemnification by the Sellers Regarding the Acquired Entities. Subject to the provisions of Section 10.5 and Section 10.6, each Seller shall, jointly and severally, indemnify and hold the Parent Indemnified Parties harmless, from and pay any and all Damages directly or indirectly resulting from, relating to, arising out of, or attributable to any one of the following:
                    (i) Any Breach of any representation or warranty of the Acquired Entities in this Agreement or any Transaction Document as if such representation or warranty were made on and as of the Equity Closing Date (except for representations and warranties made as of a specified date, which shall be deemed to have been made only as of such specified date) without giving effect to any supplement to the Company Disclosure Schedule; and
                    (ii) Any Breach by the Acquired Entities of any covenant or obligation of the Acquired Entities in this Agreement or the Transaction Documents;

                    (iii) Any failure to give the notices, make the filings and payments, and take such other actions as described in Schedule H.
               (b) Indemnification by each Seller. Subject to the provisions of Section 10.5 and Section 10.6, each Seller shall, severally and not jointly, indemnify and hold the Parent Indemnified Parties harmless, from and pay any and all Damages directly or indirectly resulting from, relating to, arising out of, or attributable to any one of the following:
                    (i) Any Breach of any representation or warranty such Seller has made in ARTICLE IV, the certificate provided pursuant to Section 2.4(a)(ii), or any Transaction Document, as if such representation or warranty were made on and as of the Equity Closing Date (except for representations and warranties made as of a specified date, which shall be deemed to have been made only as of such specified date); and
                    (ii) Any Breach by such Seller of any covenant or obligation of such Seller in this Agreement or the Transaction Documents.
     Section 10.3. Indemnification Provisions for Benefit of the Sellers. Parent will indemnify and hold the Seller Indemnified Parties harmless, from and pay any and all Damages directly resulting from, relating to, or arising out of (i) the Transactions (which shall not include, without limitation, indemnification with respect to any transactions entered into by any Seller relating to the Company prior to the date hereof), and (ii) the operation and ownership of, or conditions first occurring with respect to, any Acquired Entity after 11:59 p.m. on the Equity Closing Date. Notwithstanding the foregoing, Parent will not indemnify the Seller Indemnified Parties for Damages directly or indirectly resulting from, relating to, arising out of, or attributable to events or circumstances existing, or claims made or Threatened, prior to the Equity Closing Date of which the Company or any Seller had Knowledge at the time of the Equity Closing unless such events, circumstances or claims were disclosed to Parent in the Sellers Disclosure Schedule or the Company Disclosure Schedule or a supplement thereto.
     Section 10.4. Indemnification Claim Procedures.
               (a) If any third party notifies any Indemnified Party with respect to the commencement of any Action that may give rise to a claim for indemnification against any Indemnitor under this ARTICLE X (an “Indemnification Claim”), then the Indemnified Party will promptly give notice to the Indemnitor. Failure to notify the Indemnitor will not relieve the Indemnitor of any Liability that it may have to the Indemnified Party, except to the extent the defense of such Action is materially and irrevocably prejudiced by the Indemnified Party’s failure to give such notice.
               (b) An Indemnitor will have the right to defend against an Indemnification Claim, with counsel of its choice reasonably satisfactory to the Indemnified Party if (i) within fifteen (15) days following the receipt of notice of the Indemnification Claim the Indemnitor notifies the Indemnified Party in writing that the Indemnitor will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (ii) the Indemnitor provides the Indemnified Party with evidence reasonably acceptable to the

Indemnified Party that the Indemnitor will have the financial resources to defend against the Indemnification Claim and pay, in cash, all Damages the Indemnified Party may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (iii) the Indemnification Claim involves only money Damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Indemnification Claim is not in the good faith judgment of the Indemnified Party likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnitor actively and diligently conducts the defense of the Indemnification Claim. Subject to Section 10.5, the Indemnitor will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnitor has not assumed the defense thereof (other than during any period in which the Indemnified Party will have failed to give notice of the Indemnification Claim as provided above).
               (c) So long as the Indemnitor is conducting the defense of the Indemnification Claim in accordance with Section 10.4(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Indemnification Claim, (ii) the Indemnified Party will not consent to the entry of any order with respect to the Indemnification Claim without the prior written Consent of the Indemnitor (not to be withheld unreasonably), and (iii) the Indemnitor will not Consent to the entry of any order with respect to the Indemnification Claim without the prior written Consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed provided that it will not be deemed to be unreasonable for an Indemnified Party to withhold its Consent (A) with respect to any finding of or admission (1) of any Breach of any Law, order or Permit, (2) of any violation of the rights of any Person, or (3) which Indemnified Party believes could have a material adverse effect on any other Actions to which the Indemnified Party or its Affiliates are a party or to which Indemnified Party has a good faith belief it may become a party, or (B) if any portion of such order would not remain sealed).
               (d) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that an Indemnification Claim may adversely affect it or its Affiliates other than as a result of monetary Damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnitor, assume the exclusive right to defend, compromise or settle such Indemnification Claim, but the Indemnitor will not be bound by any determination of any Indemnification Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld, conditioned or delayed).
               (e) Each Party hereby consents to the non-exclusive jurisdiction of any Governmental Body, arbitrator, or mediator in which an Action is brought against any Indemnified Party for purposes of any Indemnification Claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein, and agrees that process may be served on such Party with respect to such claim anywhere in the world.

     Section 10.5. Limitations.
               (a) Notwithstanding anything to the contrary contained herein, the Company and the Sellers shall not have any Liability under Section 10.2(a)(i) (other than in respect of claims relating to (i) Breaches of Section 5.5, and (ii) the failure by the Company to give the notices, make the filings and payments, and take such other actions as described in Schedule H, which for the avoidance of doubt shall not be subject to the limitations of this Section 10.5(a)) unless the aggregate of all Damages relating thereto for which the Sellers would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $250,000; upon which the Company and the Sellers shall be Liable for the full extent of cumulative Damages, relating back to and including the first dollar of all Damages so claimed.
               (b) Notwithstanding anything to the contrary contained herein, the Sellers shall have no Liability (i) under Section 10.2(a) (other than for Breaches of Section 5.5(b)) in excess of $750,000 less the amount of any adjustment made pursuant to Section 2.5(c)(i), and (ii) under Section 10.2(a) for Breaches of Section 5.5(b)) in excess of the amounts paid or payable to such Seller pursuant to this Agreement for any Sellers Shares or Seller Options owned by such Seller, and the indemnification obligations of the Sellers set forth in Section 10.2(a) shall constitute the sole and exclusive remedy of Parent against the Sellers for any claim or cause of action arising out of or in connection with the matters identified in Section 10.2(a)(i) and Section 10.2(a)(ii) absent actual fraud or willful Breach. For the avoidance of doubt, any amounts credited to the Holdback Amount pursuant to Section 2.5(c)(ii) that cause the Adjusted Holdback Amount to exceed $750,000 shall not be available to satisfy any Indemnification Claims that may be asserted pursuant to this ARTICLE X.
               (c) Notwithstanding anything to the contrary contained herein, no Seller shall have any Liability (i) under Section 10.2(b)(i) (other than for Breaches of Section 4.5) in excess of the amounts paid or payable to such Seller pursuant to this Agreement for any Sellers Shares or Seller Options owned by such Seller, and (ii) under Section 10.2(b)(i) for Breaches of Section 4.5 in excess of the amounts paid or payable to such Seller pursuant to this Agreement for any Sellers Shares or Seller Options owned by such Seller, plus amounts paid or payable to such Seller with respect to any Company Debt pursuant to this Agreement, and the indemnification obligations of the Sellers set forth in Section 10.2(b) shall constitute the sole and exclusive remedy of Parent against the Sellers for any claim or cause of action arising out of or in connection with the matters identified in Section 10.2(b)(i) and Section 10.2(b)(ii) absent actual fraud or willful Breach by any such Seller.
               (d) For purposes of this ARTICLE X, once a determination has been made that a specific breach of a representation, warranty, covenant or agreement has occurred for purposes of the indemnification obligations hereunder, the calculation of Damages with respect to such specific breach shall be made without regard to any limitation or qualification as to materiality set forth in such representation, warranty, covenant or agreement.
               (e) Neither the exercise of, nor failure to exercise, its rights under this Section 10.2 or Section 10.3, as applicable, by a Party will constitute an election of remedies or limit a Party in any manner in the enforcement of any other remedies available to such Party.

     Section 10.6. Calculation of Damages. The calculation of damages under, or related to the Transactions contemplated by this Agreement, shall in all cases be determined taking into account the purposes of the Transactions to acquire one hundred percent (100%) of the Equity Interests of the Company. No Party shall be entitled to assert or pursue a claim for Damages if such Damages have been accounted for in the Definitive Post Closing Statement.
     Section 10.7. Purchase Price Adjustment. The Parties acknowledge that it is intended that payments for indemnification made pursuant to this ARTICLE X will be treated as adjustments to the Final Purchase Price and the Parties agree that, unless otherwise required by law, neither they nor any of their respective Affiliates will take any position in a filing for U.S. federal, state or local income Tax purposes that is inconsistent with this intention.
     Section 10.8. Release of Adjusted Holdback Amount.
               (a) Distributions Relating to Indemnification Claims. If any Parent Indemnified Party has a claim for indemnity under Section 10.2(a) or Section 10.2(b), Parent may deliver a certificate (an “Officer’s Certificate”) to the Sellers’ Representative, stating that one of more of the Parent Indemnified Parties or any of their respective successors or assigns has paid, properly accrued, or reasonably anticipates that it will have to pay or accrue Damages in an amount specified in such Officer’s Certificate, with the basis for such claim set forth in reasonable detail. If within five (5) Business Days after delivery to the Sellers’ Representative of a copy of an Officer’s Certificate, Parent has not received written notice from the Sellers’ Representative that the Sellers’ Representative disputes in good faith the claim set forth in such Officer’s Certificate, with the basis for such dispute set forth in reasonable detail, Parent shall deduct from the Adjusted Holdback Amount and retain for its own account an amount equal to the amount of Damages set forth in the applicable Officer’s Certificate.
               (b) Distribution Upon Termination of the Representations and Warranties. On that date which is two (2) Business Days following the termination of the Company’s representations and warranties contained in ARTICLE V, as provided above, Parent shall, or shall cause the Buyer to, distribute the remaining portion of the Adjusted Holdback Amount as of such date minus any amounts claimed due and owing to a Parent Indemnified Party as certified to the Sellers’ Representative in an Officer’s Certificate, on or prior to the date of termination, minus any amounts for which the Sellers’ Representative is entitled to reimbursement pursuant to Section 11.2(c) as certified to Parent in a certificate delivered by the Sellers’ Representative (which amounts (to the extent available) will be promptly delivered to the Sellers’ Representative following the termination of the Company’s representations and warranties contained in ARTICLE V), to the Sellers (pro rata based on the number of Seller Shares they each held immediately prior to the Equity Closing) together with interest accrued thereon from the Equity Closing Date until the second (2nd) Business Day prior to the date of payment at an annual rate equal to 0.10%. For purposes of clarification, to the extent the funds in the Holdback Account are less than the amounts claimed due and owing to a Parent Indemnified Party as certified to the Sellers’ Representative in one or more Officer’s Certificates, Parent shall be entitled to retain all of the funds in the Holdback Amount until such Indemnification Claims have been definitively and finally resolved and only in the event that there remain funds in the Holdback Account in excess of the amounts claimed due and owing to a Parent Indemnified Party, as certified to the Sellers’ Representative in one or more Officer’s

Certificates, shall Parent be required to distribute such excess funds from the Holdback Amount to the Seller’s Representative in full satisfaction of Parent’s obligations pursuant to this Section 10.8(b). With respect to any Indemnification Claim asserted against an individual Seller pursuant to Section 10.2(b), the amount of any such claim shall be deducted from the amount otherwise distributable to such Seller.
ARTICLE XI.
SELLERS’ REPRESENTATIVE.
     Section 11.1. Authorization of the Sellers’ Representative.
               (a) Harry Zimmerman (the “Sellers’ Representative”) (and each successor appointed in accordance with Section 11.3) hereby is appointed, authorized, and empowered to act, on behalf of each Seller, in connection with, and to facilitate the consummation of, the Transactions and in connection with the activities to be performed on the Sellers’ behalf under this Agreement, for the purposes and with the powers and authority set forth in this Section 11.1(a), which will include the power and authority:
                    (i) to execute and deliver such Consents in connection with this Agreement and the Transactions as the Sellers’ Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the purposes and intentions of this Agreement;
                    (ii) as the Sellers’ Representative, to enforce and protect the Sellers’ rights and interests arising out of or under or in any manner relating to this Agreement (including in connection with any claims related to the Transactions) and, in connection therewith, to (A) assert any claim or institute any Action, (B) investigate, defend, contest or litigate any Action, initiated by any Parent Indemnified Party, or any other Person, against the Sellers and/or the Holdback Amount, and receive process on behalf of each Seller in any such Action and compromise or settle on such terms as the Sellers’ Representative will determine to be appropriate, give receipts, releases and discharges on behalf of all or any Sellers with respect to any such Action, (C) file any proofs, debts, claims and petitions as the Sellers’ Representative may deem advisable or necessary, (D) settle or compromise any claims related to the Transactions, (E) assume, on each Seller’s behalf, the defense of any claims related to the Transactions, and (F) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing Actions, it being understood that the Sellers’ Representative will not have any obligation to take any such actions, and will not have Liability for any failure to take any such action;
                    (iii) to enforce payment of the Holdback Amount on the Sellers’ behalf, in the Sellers’ Representative’s name or, if the Sellers’ Representative so elects, upon at least fifteen (15) days’ prior written notice to the Sellers and in the absence of written instructions to the contrary, in the names of one or more Sellers;
                    (iv) to refrain from enforcing any right of any Seller and/or of the Sellers’ Representative arising out of or under or in any manner relating to this Agreement;
                    (v) to make, execute, acknowledge and deliver all such other Contracts, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates,

stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Sellers’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in Section 11.1(a)(i) through Section 11.1(a)(iv) and the Transactions.
               (b) The grant of authority provided for in this Section 11.1: (i) is coupled with an interest and is being granted, in part, as an inducement to the Company and Parent to enter into this Agreement, and will be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller and will be binding on any successor thereto; (ii) subject to Section 11.3, may be exercised by the Sellers’ Representative acting by signing as Sellers’ Representative of any Seller; and (iii) will survive any distribution of the Holdback Amount.
     Section 11.2. Compensation; Exculpation; Indemnity.
               (a) The Sellers’ Representative will not be entitled to any fee, commission or other compensation for the performance of its service hereunder but will be entitled to reimbursement for any of its out-of-pocket expenses incurred as Sellers’ Representative pursuant to the undertaking provided by each Seller in Section 11.2(c).
               (b) In dealing with this Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative hereunder or thereunder, (i) the Sellers’ Representative will not assume any, and will incur no, Liability whatsoever to any Seller because of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement, and (ii) the Sellers’ Representative will be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Sellers’ Representative pursuant to such advice will not subject the Sellers’ Representative to Liability to any Seller, the Company, Parent, or any other Person.
               (c) The Sellers’ Representative will be indemnified by the Sellers, jointly and severally, from and against any and all claims, demands, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees), arising from or related to any acts undertaken (and any omissions to act) in his capacity as the Sellers’ Representative, except to the extent attributable to the Sellers’ Representative’s willful misconduct. Each Seller, by the execution and delivery of this Agreement, agrees (i) to reimburse the Sellers’ Representative for any and all fees, costs and expenses incurred by the Sellers’ Representative promptly following submission by the Sellers’ Representative of appropriate documentation substantiating the amount thereof and (ii) as among themselves, to bear their pro rata share of any such fees, costs and expenses of the Sellers’ Representative based on the number of Seller Shares they held immediately prior to the Equity Closing Date. For the avoidance of doubt, any claims by the Sellers’ Representative for indemnification may be asserted by the Sellers’ Representative against any individual Seller who shall then seek reimbursement for all other Sellers as contemplated in this Section 11.2.
     Section 11.3. Removal and Replacement of Sellers’ Representative; Successor Sellers’ Representative.

               (a) If the Sellers’ Representative or his heir or personal representative, as the case may be, advise the Sellers that the Sellers’ Representative is unavailable to perform its duties hereunder, within three (3) Business Days of notice of such advice, a Sellers’ Representative, who shall be a Seller, will be appointed by the affirmative vote of those Sellers who held, as of immediately prior to the Equity Closing, a majority of the Seller Shares and Seller Options as of the Equity Closing.
               (b) Any Sellers’ Representative may be removed at any time by a written notice, delivered by the Sellers who held, as of immediately prior to the Equity Closing, a majority of the Seller Shares and Seller Options, to the Sellers’ Representative, the other Sellers, and Parent. No Sellers’ Representative may be removed until the Sellers who held, as of immediately prior to the Equity Closing, a majority of the Seller Shares and Seller Options have replaced such Sellers’ Representative by written notice delivered to the Sellers and Parent.
               (c) If any successor Sellers’ Representative is appointed under Section 11.3(a) or Section 11.3(b), such appointment will be effective upon delivery of written notice thereof, executed by the Sellers who held, as of immediately prior to the Equity Closing, a majority of the Seller Shares and Seller Options, to each of the Sellers’ Representative, the other Sellers and Parent. Any successor Sellers’ Representative will have all of the authority and responsibilities conferred upon or delegated to a Sellers’ Representative pursuant to this Section 11.3.
     Section 11.4. Reliance; Limitation as to Parent and the Company.
               (a) Parent and the Company may conclusively and absolutely rely, without inquiry, and until the receipt of written notice of a change of the Sellers’ Representative under Section 11.3, may continue to rely, without inquiry, upon the action of the Sellers’ Representative as the action of each Seller in all matters referred to in Section 11.1(a); provided, however, that if Parent is given written notice of the appointment of a successor Sellers’ Representative under Section 11.3, Parent, the Company, and the Sellers will be obligated to recognize, and will only be able to so rely upon the action of, such successor Sellers’ Representative as the Sellers’ Representative for all purposes under this Agreement.
               (b) Except as set forth in this Section 11.4, nothing in this ARTICLE XI creates any enforceable obligations between Parent or the Company, on the one hand, and the Sellers, on the other hand.
ARTICLE XII.
MISCELLANEOUS
     Section 12.1. Entire Agreement. The Transaction Documents, together with the exhibits and schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitute the entire agreement and understanding of the Parties in respect of the subject matter contemplated thereby and supersede all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter thereof or the Transactions. Except as (i) expressly contemplated by ARTICLE IX and (ii) the Sellers’ Representative as contemplated by ARTICLE XI, there are no third party beneficiaries having rights under or with respect to this Agreement.
     Section 12.2. Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors.
     Section 12.3. Assignments. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Parent and the Sellers who held, as of immediately prior to the Equity Closing, a majority of the Seller Shares and Seller Options; provided, however, that Parent may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Parent nonetheless will remain responsible for the performance of all of its obligations hereunder).
     Section 12.4. Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then three (3) Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:
If to Parent, Buyer and after Equity Closing to the Company:
VCA Antech, Inc.
12401 West Olympic Boulevard
Los Angeles, California 90064-1022
Attn: Chief Financial Officer
Tel: (310) 571-6505
Fax: (310) 571-6905
Copy to (which will not constitute notice):
Akin Gump Strauss Hauer & Feld LLP
Century Tower Plaza, 2029 Century Park East, Suite 2400
Los Angeles, CA 90067
Attn: Frank Reddick
Tel: (310) 229-1000
Fax: (310) 229-1001
If to the Company (prior to Equity Closing):
Pet DRx Corporation
215 Centerview Drive, Suite 360
Brentwood, Tennessee
Attn: Chief Executive Officer
Tel: (615) 369-1914
Fax: (404) 365-0107

Copy to (which will not constitute notice):
Bryan Cave LLP
1201 W. Peachtree Street, 14th Floor
Atlanta, Georgia 30309-3488
Attn: Rick Miller
Tel: (404) 572-6787
Fax: (404) 420-0787
If to Sellers’ Representative the address set forth in Section 12.4 of the Company Disclosure Schedule.
Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     Section 12.5. Submission to Jurisdiction; Process Agent. Each Party submits to the jurisdiction of any federal or state court located in Delaware, in any Action arising out of or relating to this Agreement and agrees that all claims in respect of the Action may be heard and determined in any such court. Each Party also agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each Party agrees that a final judgment in any Action so brought will be conclusive and may be enforced by Action on the judgment or in any other manner provided at Law or in equity. Each Party waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.
     Section 12.6. Time. Time is of the essence in the performance of this Agreement.
     Section 12.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.
     Section 12.8. Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.
     Section 12.9. Governing Law. This Agreement and the performance of the Transactions and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of Law principles.

     Section 12.10. Amendments and Waivers. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by Parent, the Company and the Sellers’ Representative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under the Transaction Documents will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the Transaction Documents can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in the Transaction Documents.
     Section 12.11. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a Governmental Body, arbitrator or mediator not to be enforceable in accordance with its terms, the Parties agree that the Governmental Body, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its overall objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced or revised form, such provision will then be enforceable and will be enforced.
     Section 12.12. Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions including all fees and expenses of agents, Representatives, financial advisors, legal counsel and accountants.
     Section 12.13. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law will be deemed also to refer to such Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation” unless preceded by a negative predicate. Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has Breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not Breached will not detract from or mitigate the fact that the Party is in Breach of the first representation, warranty, or covenant.
     Section 12.14. Remedies. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations, or remedies otherwise available at Law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.
     Section 12.15. Electronic Signatures.
               (a) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et. seq.), the Uniform Electronic Transactions Act, or any other Law relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party will be deemed to have executed a Transaction Document or other document contemplated thereby (including any amendment or other change thereto) unless and until such Party shall have executed such Transaction Document or other document on paper by a handwritten original signature or any other symbol executed or adopted by a Party with current intention to authenticate such Transaction Document or such other document contemplated.
               (b) Delivery of a copy of a Transaction Document or such other document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PARENT: PET DRX CORPORATION
By:	/s/ Gene E. Burleson
	Name:	Gene E. Burleson
	Title:	Chief Executive Officer

BUYER: SNOW MERGER ACQUISITION, INC.
By:	/s/ Robert L. Antin
	Name:	Robert L. Antin
	Title:	President & CEO

COMPANY: VCA ANTECH, INC.
By:	/s/ Robert L. Antin
	Name:	Robert L. Antin
	Title:	President & CEO

SELLERS’ REPRESENTATIVE:
/s/ Harry L. Zimmerman
HARRY L. ZIMMERMAN
Signature page to Stock Purchase Agreement

SELLERS:
Camden Partners Strategic Fund III, L.P.

By:	Camden Partners Strategic III, LLC
Its:	General Partner

By:	Camden Partners Strategic Manager, LLC
Its:	Managing Member

By:	/s/ Richard M. Johnston
Richard M. Johnston
Managing Member

Camden Partners Strategic Fund III-A, L.P.

By:	Camden Partners Strategic III, LLC
Its:	General Partner

By:	Camden Partners Strategic Manager, LLC
Its:	Managing Member

By:	/s/ Richard M. Johnston
Richard M. Johnston
Managing Member
Signature page to Stock Purchase Agreement

SELLERS:

Galen Partners IV, L.P.

By:	/s/ Bruce F. Wesson
Name:	Bruce F. Wesson
Title:	Managing Director
Signature page to Stock Purchase Agreement

SELLERS:

Galen Partners International IV, L.P.

By:	/s/ Bruce F. Wesson
Name:	Bruce F. Wesson
Title:	Managing Director
Signature page to Stock Purchase Agreement

SELLERS:

Galen Employee Fund IV, L.P.

By:	/s/ Bruce F. Wesson
Name:	Bruce F. Wesson
Title:	Managing Director
Signature page to Stock Purchase Agreement

SELLERS:

Chicago Investments, Inc.

By:	/s/ Joshua S. Kanter
Name:	Joshua S. Kanter
Title:	President
Signature page to Stock Purchase Agreement

SELLERS:

CIBC Trust Company (Bahamas) Limited As Trustee

By:	/s/ Linda G. Williams/Helen M. Carroll
Name:	Linda G. Williams/Helen M. Carroll
Title:	Authorised Signatories
Signature page to Stock Purchase Agreement

SELLERS:

Kanter Family Foundation

By:	/s/ Joel Kanter
Name:	Joel Kanter
Title:	President
Signature page to Stock Purchase Agreement

SELLERS:

Windy City, Inc.

By:	/s/ Joel Kanter
Name:	Joel Kanter
Title:	President
Signature page to Stock Purchase Agreement

SELLERS:

Knott Partners L.P.

By:	/s/ David M. Knott
Name:	David M. Knott
Title:	Investment Advisor
Signature page to Stock Purchase Agreement

SELLERS:

Knott Partners Offshore Master Fund L.P.

By:	/s/ David M. Knott
Name:	David M. Knott
Title:	Investment Advisor
Signature page to Stock Purchase Agreement

SELLERS: Finderne LLC
By:	/s/ David M. Knott
Name:	David M. Knott
Title:	Investment Advisor

Signature page to Stock Purchase Agreement

SELLERS: Good Steward Trading Co. S.P.C.
By:	/s/ David M. Knott
Name:	David M. Knott
Title:	Investment Advisor
Signature page to Stock Purchase Agreement

SELLERS: Mulsanne Partners, L.P.
By:	/s/ David M. Knott
Name:	David M. Knott
Title:	Investment Advisor
Signature page to Stock Purchase Agreement

SELLERS: Knott Partners Offshore (SRI) Fund Limited
By:	/s/ David M. Knott
Name:	David M. Knott
Title:	Investment Advisor
Signature page to Stock Purchase Agreement

SELLERS: Shoshone Partners, L.P.
By:	/s/ David M. Knott
Name:	David M. Knott
Title:	Investment Advisor
Signature page to Stock Purchase Agreement

SELLERS: Commonfund Hedged Equity Co.
By:	/s/ David M. Knott
Name:	David M. Knott
Title:	Investment Advisor
Signature page to Stock Purchase Agreement

SELLERS: Wynnefield Partners Small Cap Value LP
By:	/s/ Nelson Obus
Name:	Nelson Obus
Title:	Managing Member
Signature page to Stock Purchase Agreement

SELLERS: Wynnefield Partners Small Cap Value LP I
By:	/s/ Nelson Obus
Name:	Nelson Obus
Title:	Managing Member
Signature page to Stock Purchase Agreement

SELLERS: Wynnefield Partners Small Cap Value Offshore Fund, Ltd.
By:	/s/ Nelson Obus
Name:	Nelson Obus
Title:	President
Signature page to Stock Purchase Agreement

SELLERS: St. Cloud Capital Partners, L.P.
By:	/s/ Robert Lautz
Name:	Robert Lautz
Title:	Managing Director

Signature page to Stock Purchase Agreement

SELLERS:

KFT Limited Partnership

By:	Joshua Trust, General Partner

By:	/s/ Solomon A. Weisgal
Name:	Solomon A. Weisgal
Title:	Trustee
Signature page to Stock Purchase Agreement

SELLERS:

MPW Trust

By:	/s/ Solomon A. Weisgal
Name:	Solomon A. Weisgal
Title:	Trustee
Signature page to Stock Purchase Agreement

SELLERS:
By:	/s/ Gene E. Burleson
Gene Burleson

Signature page to Stock Purchase Agreement

SELLERS:
By:	/s/ Harry Zimmerman
Harry Zimmerman

Signature page to Stock Purchase Agreement

SELLERS:
By:	/s/ Stephen Ettinger
Stephen Ettinger

Signature page to Stock Purchase Agreement

SELLERS:
By:	/s/ David Reed
David Reed

Signature page to Stock Purchase Agreement

SELLERS:
By:	/s/ Richard Martin
Richard Martin

Signature page to Stock Purchase Agreement

SELLERS:
By:	/s/ Zubeen Shroff
Zubeen Shroff

Signature page to Stock Purchase Agreement

SELLERS:
By:	/s/ Joel Kanter
Joel Kanter

Signature page to Stock Purchase Agreement